As filed with the Securities and Exchange Commission on December 23, 1996

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------
                                COMPU-DAWN, INC.
                 (Name of Small Business Issuer in its Charter)

     Delaware                     7373                        11-3344575
(State or other            (Primary Standard                 (I.R.S. Employer
jurisdiction of            Industrial                        Identification
incorporation or           Classification                    Number)
organization)              Code No.)

                                77 Spruce Street
                           Cedarhurst, New York 11516
                           Telephone : (516) 374-6700
                           Telecopier: (516) 374-9553

              (Address and telephone number of principal executive
          offices) (Address of principal place of business or intended principal place of business)
                            -------------------------
                                 Mark Honigsfeld
                              Chairman of the Board
                                77 Spruce Street
                                COMPU-DAWN, INC.
                           Cedarhurst, New York 11516
                            Telephone: (516) 374-6700
                           Telecopier: (516) 374-9553

            (Name, address and telephone number of agent for service)
                            -------------------------
                                   Copies to:
Fred Skolnik, Esq.                            Edward K. Blodnick, Esq.
Gavin C. Grusd, Esq.                          Blodnick, Blodnick & Zelin, P.C.
Certilman Balin Adler & Hyman, LLP            2 Expressway Plaza, Suite 200
90 Merrick Avenue                             Roslyn Heights, New York 11577
East Meadow, NY 11514                         Telephone: (516) 621-7500
Telephone: (516) 296-7000                     Telecopier: (516) 621-7533
Telecopier: (516) 296-7111

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ______________

                         [Cover continued on next page.]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o ____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

------------


                         CALCULATION OF REGISTRATION FEE

                                                Proposed Maximum    Proposed Maximum
Titles of Each Class of         Amount to be     Offering Price    Aggregate Offering     Amount of
Securities to be Registered     Registered (1)    per Share (2)          Price (2)      Registration Fee
---------------------------------------------------------------------------------------------------------
Common Shares (3)                1,150,000           $5.00            $5,750,000          $1,796.88

Underwriter's Common Share
 Purchase Warrants (4)             100,000            ---             $      100            ---

Common Shares (5)                  100,000           $5.50            $  550,000            $171.88
Common Shares (6)                  431,200           $5.00            $2,156,000            $674.82

Common Shares (7)                  250,250           $5.00            $1,251,250            $391.02
                                                                                      -------------------
Total Registration Fee:                                                                   $3,034.60
=========================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement covers such additional indeterminate number of Common Shares underlying warrants (the "Bridge Warrants") issued to certain bridge lenders (the "Bridge Lenders") and Underwriter's Common Share Purchase Warrants (the "Underwriter's Warrants") as may be issued by reason of adjustments in the number of Common Shares pursuant to anti-dilution provisions contained in the Bridge Warrants and Underwriter's Warrants, respectively. Because such additional Common Shares will, if issued, be issued for no additional consideration, no registration fee is required.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Includes 150,000 Common Shares subject to the Underwriter's overallotment option.
(4) To be issued to the Underwriter.
(5) Issuable upon exercise of the Underwriter's Warrants.
(6) Issuable upon exercise of the Bridge Warrants and registered on behalf of the Bridge Lenders.
(7) Registered on behalf of Selling Stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996
PROSPECTUS
                                Compu-DAWN, Inc.
           1,000,000 Shares of Common Stock, par value $.01 per share
                        Offering Price Per Share - $5.00
                                 ---------------

         Compu-DAWN, Inc., a Delaware corporation (the "Company"), hereby offers 1,000,000 shares of Common Stock, par value $.01 per share (the "Common Shares"). See "Risk Factors" and "Description of Securities." The "Risk Factors" section begins on page 6 of this Prospectus.

         The Company will apply for inclusion of the Common Shares on The Nasdaq SmallCap Market, although there can be no assurances that an active trading market will develop even if the securities are accepted for quotation. See "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market" and "Risk Factors - Penny Stock Regulations May Impose Certain Restrictions on Marketability of Securities".

         Prior to this offering (the "Offering"), there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price will be $5.00 per Common Share. The price of the Common Shares has been determined by negotiations between the Company and European Community Capital Ltd., the underwriter of this Offering (the "Underwriter"), and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations or any other established criteria of value. The Underwriter may enter into arrangements with one or more broker-dealers to act as co-underwriters of this Offering. For additional information regarding the factors considered in determining the initial public offering price of the Common Shares, see "Risk Factors - Arbitrary Offering Price; Possible Volatility of Stock Price," "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market," "Description of Securities" and "Underwriting".

         The registration statement of which this Prospectus forms a part also covers the resale of an aggregate of 431,200 Common Shares (the "Warrant Shares") underlying warrants (the "Bridge Warrants") issued to certain bridge lenders (the "Bridge Lenders") (see "Bridge Financing") and an aggregate of 250,250 Common Shares held by certain stockholders (collectively with the Bridge Lenders, the "Selling Stockholders"). The Company will not receive any of the proceeds from the resale of the Common Shares by the Selling Stockholders. The Common Shares held by the Selling Stockholders may be resold at any time following the date of this Prospectus, subject to an agreement between the Bridge Lenders and the Underwriter restricting the transfer of the Warrant Shares for a period of six months without the Underwriter's consent. The resale of the Common Shares by the Selling Stockholders is subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such Common Shares or the potential of such sales at any time may have an adverse effect on the market price of the Common Shares offered hereby. See "Principal and Selling Stockholders" and "Risk Factors - Shares Eligible for Future Sale May Adversely Affect the Market".
                                ----------------
                         [Cover Continued on Next Page]

          AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES A
       HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK
            VALUE OF THE COMMON SHARES OFFERED HEREBY AND SHOULD BE
           CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
              ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."
                                ----------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                         Price          Underwriting Discounts       Proceeds to
                       to Public         and Commissions (1)         Company (2)
                       ---------         -------------------         -----------
Per Share.......         $5.00                 $0.50                     $4.50
Total (3).......      $5,000,000             $500,000                 $4,500,000

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $150,000 ($172,500 if the Overallotment Option (as hereinafter defined) is exercised in full), $50,000 of which has already been paid, (ii) a three year financial advisory and investment banking agreement providing for aggregate fees of $108,000 payable in advance at the closing of this Offering, and (iii) warrants (to be purchased by the Underwriter for one mil ($.001) per warrant) to purchase 100,000 Common Shares (10% of the total number of Common Shares sold pursuant hereto) (the "Underwriter's Warrants"), exercisable for a period of four years, commencing one year from the date of this Prospectus. The Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Act. The Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable. See "Underwriting".

(2) Before deducting expenses of the Offering payable by the Company estimated at $625,000, including the Underwriter's non-accountable expense allowance and financial advisory fee referred to in footnote
     (1) (not assuming exercise of the Overallotment Option), registration fees, transfer agent fees, NASD fees, Blue Sky filing fees and expenses, legal fees and expenses, and accounting fees and expenses. See "Use of Proceeds" and "Underwriting".

(3) Does not include 150,000 additional Common Shares to cover overallotments which the Underwriter has an option to purchase for 45 days from the date of this Prospectus at the initial public offering price, less the Underwriter's discount (the "Overallotment Option"). If the Overallotment Option is exercised in full, the total Price to Public will be $5,750,000, Underwriting Discounts and Commissions will be $575,000, and Proceeds to Company will be $5,175,000. See "Underwriting."
                                 ---------------
                         [Cover Continued on Next Page]

         The Common Shares are offered by the Underwriter on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriter, and subject to prior sale, allotment and withdrawal, modification of the offer with notice, receipt and acceptance by the Underwriter named herein and subject to its right to reject orders in whole or in part and to certain other conditions. It is expected that the delivery of the certificates representing the Common Shares and payment therefor will be made at the offices of the Underwriter on or about , 1997.

                         EUROPEAN COMMUNITY CAPITAL LTD.

                     The date of this Prospectus is December 23, 1997.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         A SIGNIFICANT PORTION OF THE COMMON SHARES TO BE SOLD IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. SUCH SALES MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES, AS TO WHICH THERE CAN BE NO ASSURANCE. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE COMMON SHARES THROUGH AND/OR WITH THE UNDERWRITER.

         ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE COMMON SHARES. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL NOT CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREBY MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITER'S PARTICIPATION IN SUCH MARKET. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME. SEE "RISK FACTORS - LACK OF PRIOR MARKET FOR COMMON SHARES; NO ASSURANCE OF PUBLIC TRADING MARKET".

                               PROSPECTUS SUMMARY

         The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, the information appearing herein does not give effect to the issuance of (a) 150,000 Common Shares upon exercise of the Overallotment Option; (b) 100,000 Common Shares upon exercise of the Underwriter's Warrants; (c) 431,200 Common Shares upon the exercise of the Bridge Warrants; or (d) 501,450 Common Shares upon the exercise of other outstanding options and warrants. See "Bridge Financing." However, all references to Common Shares and prices per share in this Prospectus give retroactive effect to a 325 for 1 stock split effectuated on October 18, 1996 as part of the Company's reincorporation in the State of Delaware. See "Underwriting." Each prospective investor is urged to read this Prospectus in its entirety.


                                   The Company

         Compu-DAWN, Inc. (the "Company") is primarily engaged in the business of designing, developing, licensing, installing and servicing computer software products and systems for law enforcement and public safety agencies. The software systems include computer-aided dispatching, computer interfacing with state and national crime information databases, advanced mobile on-line radio computing, automatic vehicle location (employing dynamic map displays), records management and photo-image database systems. Certain of these applications utilize telecommunications and space satellite technology, and other infrastructure, provided by third parties. The Company has developed, licensed and installed its systems in more than 55 agencies primarily located in the State of New York.

         The Company was incorporated under the name Coastal Computer Systems, Inc. in New York on March 31, 1983 and was reincorporated in Delaware under its present name on October 18, 1996.

         The Company's executive offices are located at 77 Spruce Street, Cedarhurst, New York 11516 and its telephone number is (516) 374-6700.

         See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Company and its business.

                                  The Offering

Common Shares Being Offered ......      1,000,000 shares
Common Shares Outstanding Prior to
the Offering .....................      986,700 shares
Common Shares to be Outstanding
After the Offering (1)............      1,986,700 shares
Use of Proceeds...................      The net proceeds to the Company from the
                                        sale of the 1,000,000 Common Shares
                                        offered hereby are estimated to be
                                        $3,875,000. The net proceeds are
                                        expected to be applied in the following
                                        approximate percentages for the
                                        following purposes: (i) product
                                        enhancement and development (32.3%);
                                        (ii) repayment of indebtedness (19.9%);
                                        (iii) marketing and advertising (16.8%);
                                        (iv) hiring and training of additional
                                        personnel (3.8%); (v) purchase of
                                        equipment (3.8%); (vi) payment of
                                        accrued  compensation to Chairman of the
                                        Board and to President (3.0%); and (vii)
                                        working capital (20.4%).  See "Use of
                                        Proceeds".
Risk Factors......................      An investment in the securities offered
                                        hereby involves a high degree of risk
                                        and immediate substantial dilution of
                                        the book value of the Common Shares,
                                        and should be considered only by persons
                                        who can afford the loss of their entire
                                        investment.  See  "Risk Factors" and
                                        "Dilution".
Proposed Nasdaq SmallCap Market
  Symbol(2).......................      "CODI"
-----------------
(1) Does not give effect to the issuance of (i) 150,000 Common Shares upon exercise of the Overallotment Option; (ii) 100,000 Common Shares upon exercise of the Underwriter's Warrants; (iii) 431,200 Common Shares upon the exercise of the Bridge Warrants; or (iv) 501,450 Common Shares upon the exercise of other outstanding options and warrants (the "Other Derivative Securities"). See "Bridge Financing" and "Underwriting".

(2) Although the Company will apply for inclusion of the Common Shares on The Nasdaq SmallCap Market, there can be no assurance that the Company's securities will be included for quotation, or, if so included, that the Company will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or, if such market develops, that it will be sustained. See "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market".

                          Summary Financial Information

         The following summary financial information has been derived from the financial statements of the Company included elsewhere in this Prospectus. All amounts are in dollars except the number of Common Shares. The information should be read in conjunction with the financial statements and the related notes thereto. See "Financial Statements".

Statement of Operations Data

                                     Nine Months Ended        Years Ended
                                       September 30,          December 31,
                                  ---------------------   ---------------------
                                     1996        1995        1995        1994
                                     ----        ----        ----        ----
Revenues  ....................     $478,714    $ 779,718  $1,040,181  $1,154,695
Operating income (loss) ......     (38,053)     104,512      129,981     110,022
Net income (loss) ............     (32,240)      63,273       78,660      68,450
Net income (loss) per share ..        (.02)         .03          .04         .04
Weighted average number of
   Common Shares outstanding .    1,829,483   1,829,483    1,829,483   1,829,483

Balance Sheet Data

                                             September 30, 1996                 December 31, 1995
                               ----------------------------------------------   -----------------

                                                            Pro Forma
                               Actual    Pro Forma (1)   As Adjusted(1)(2)           Actual
                               ------    -------------   -----------------           ------

Working capital ............. $ 83,290   $  857,615        $ 3,997,615              $140,179
Total assets ................  458,057    1,367,482          4,472,482               385,240
Total liabilities ...........  325,452    1,095,452            325,452               220,395
Total stockholders' equity ..  132,605      272,030          4,147,030               164,845

---------------

(1) Adjusted to give retroactive effect to a certain October 1996 bridge financing discussed herein (the "Bridge Financing") and the repurchase by the Company of 65,000 Common Shares in connection therewith. See "Bridge Financing."

(2) Adjusted to give effect to the receipt and application of the net proceeds of approximately $3,875,000 from the sale of the Common Shares offered hereby.

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative and involves a high degree of risk and substantial dilution, and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should consider carefully the following risks and speculative factors associated with this Offering, as well as other information set forth elsewhere in this Prospectus, including the information contained in the financial statements herein.

         1. Dependence on Offering Proceeds; Possible Need for Additional Financing. The Company's cash requirements have been and will continue to be significant. The Company is dependent on the proceeds from this Offering in order to sustain and further expand its operations. The Company believes that the net proceeds of this Offering, together with anticipated increased revenues generated from operations, will be sufficient to conduct the Company's operations for at least 12 months. In the event that the Company's plans change, or the costs of operations prove greater than anticipated, the Company could be required to curtail its expansion or seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to additional financing and there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources".

         2. Inexperience of Underwriter. This is the first offering under-written by the Underwriter. There can be no assurance that the Underwriter's limited experience will not adversely affect the development of a trading market for, or liquidity of, the Company's securities. Therefore, purchasers of the Common Shares offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment. See "Underwriting".

         3. Downward Trend in Revenues; Anticipated Future Losses. For the years ended December 1994 and 1995 the Company's revenues were $1,154,695 and $1,040,181, respectively. For the nine month periods ended September 30, 1995 and 1996 the Company's revenues were $779,718 and $478,714, respectively. For the nine month period ended September 30, 1996, the Company experienced a net loss of $32,240. The Company's operating results for future periods are subject to numerous uncertainties. The Company anticipates significant expenses for the foreseeable future, including, without limitation, research and development expenses, enhancing and refining the Company's current product line, marketing costs and general administrative expenses. The Company believes that, for the foreseeable future, it will be unable to achieve sufficient additional revenues to offset such anticipated significant operating costs. Accordingly, the Company anticipates that operating losses could continue for a significant period of time. There can be no assurance that the Company's technology and products will be able to compete successfully in the marketplace and/or generate significant revenue, or that the Company's business will be able to operate profitably. See "Risk Factors - Competition", "Business - Competition", "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Results of Operations".

         4. Evolving Market; New Product Development; Technological Obsolescence. The markets for the Company's products are characterized by evolving industry requirements which may result in product or technology obsolescence. As a result, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those offered by the Company. As a result, the ability of the Company to compete will depend on its ability to adapt, enhance and improve its existing products and technology and, if necessary, to develop and introduce new products and technology to the marketplace in a timely and cost-competitive manner. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable, or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

         New product development efforts are subject to all of the risks inherent in the development of new technology and products including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development. There can be no assurance as to when, or whether, new products will be successfully developed. In addition, no assurance can be given that additional technologies can be developed within a reasonable development schedule, if at all. Further, there can be no assurance that the Company would have sufficient economic or human resources to complete such development in a timely manner, or at all, or that it could enter into economically reasonable arrangements for the completion of such products by third parties.

         Following the development of additional products, the Company must successfully complete a testing program for the products before they can be marketed. Although the Company believes that its testing program is adequate, unforeseen technical problems arising out of such testing could significantly and adversely affect the Company's ability to produce and market a commercially acceptable product. In addition, the Company's success will depend upon its current and proposed technologies and products meeting acceptable cost and performance criteria in the marketplace. There can be no assurance that the technologies and products will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays. Also, there can be no assurance that new technologies will be developed in the future by the Company. If superior technology is developed by the Company's competitors, such products may render the Company's present products obsolete, and thus would have a materially negative impact on the Company. See "Business".

         5. Intellectual Property Protection and Infringement. The Company relies on trade secrets and common law intellectual property rights, together with non-disclosure agreements, to establish and protect certain proprietary rights in its products. These measures afford limited protection, and there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of its technology or the independent development by others of similar technology. The Company intends to seek copyright protection under United States law with respect to some of its technology, although no assurance can be given that the Company will obtain such protection. While the Company believes that it would be impractical and not cost-effective for anyone to attempt to copy software such as that used in its products, unauthorized parties, nevertheless, might attempt to copy aspects, or reverse engineer certain, of the Company's products, or may obtain and use information that the Company regards as proprietary. The cost of, and time dedicated to, enforcement by the Company of its rights, if any, could be significant. Regardless of the outcome of such enforcement proceedings, there can be no assurance that such proceedings will be effective. In addition, although the Company believes that there are no infringement claims against the Company and no grounds for the assertion of any such claims, the cost of responding to any such assertion, should it be made, could be significant. See "Business - Intellectual Property Rights and Licenses".

         6. Competition. The Company's products compete with those of numerous well-established companies, which design, sell, produce or market software systems for public safety operations. Many of these companies have substantially greater financial, technical and other resources than those of the Company, and they may have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of those competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software products used by public safety agencies and organizations. In addition, the Company anticipates that a material portion of the sale of its products will be made through the competitive bid process. There can be no assurance that the Company will be able to compete effectively in such process. See "Business - Industry and Competition" and "Business - Products and Services".

         7. Limited Sales and Marketing Experience. The Company has limited experience in the areas of sales, marketing and distribution. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that the Company's sales and marketing efforts will be successful. See "Risk Factors Challenges to Growth" and "Business - Sales and Marketing".

         8. Dependence on Significant Customers. Although the composition of the Company's largest customers has changed from year to year, historically the Company's revenues have been materially dependent on a limited number of customers. Generally, the Company does not receive repeat business from its customers for the design and installation of software systems. Further revenues from customers to whom the Company has licensed software systems are usually derived from maintenance and support contracts. Accordingly, the Company does not believe that the makeup of its current customers is material to an understanding of the Company's future business prospects. While the Company expects its customer base to continue to expand, a limited number of large customers may continue to account for a significant portion of the Company's sales during any given period for the foreseeable future. As such, the Company's financial condition and results of operations may be adversely affected by a delay, reduction or cancellation of orders from one or more of its current or future significant customers or the loss of one or more such customers. See "Risk Factors - Lengthy Sales Cycle" and "Business - Customers".

         9. Product Concentration. Licensing of products and the provision of maintenance and support services to the law enforcement and public safety market represented substantially all of the Company's revenues for the fiscal year ended December 31, 1995 and nine months ended September 30, 1996, and are expected to continue to account for all of the Company's revenues for the foreseeable future. Any factors adversely affecting the Company's products, such as the introduction of superior competitive products or shifts in the needs of the marketplace, would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors - Competition", "Business
- Products and Services" and "Business-Competition".

         10. Lengthy Sales Cycle. Licensing of the Company's software products typically involve a detailed technical evaluation and a commitment of capital, technical, marketing and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect the customer's operations infrastructure. For those and other reasons, the sales cycle associated with the Company's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance procedure, that are beyond the Company's control. Because of the lengthy sales cycle and the generally large size of customer orders, if revenues forecasted from a specific customer for a particular fiscal quarter are not realized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See "Risk Factors - Dependence on Significant Customers".

         11. New Management Team; Dependence on Executive Management; Honigsfeld Agreement with Third Party; Need to Retain Key Personnel. The Company's executive management team, Mark Honigsfeld, Chairman and contemplated Chief Executive Officer of the Company, and Dong W. Lew, President and Chief Operating Officer of the Company, have worked together for only a brief period as Mr. Honigsfeld was elected Chairman of the Board of the Company in August 1996 and he will be elected Chief Executive Officer of the Company effective on the closing date of this Offering.

         The Company has a three year employment agreement with Mr. Lew, and intends to enter into a three year employment agreement with Mr. Honigsfeld effective on the closing date of this Offering, each of which includes, among other things, a non-competition and non-solicitation provision. However, each agreement provides that the employee can terminate his agreement with the Company at any time upon 30 days notice for any reason. Additionally, Mr. Honigsfeld's employment agreement will allow him to devote up to 10% of his working time to other endeavors which are not competitive with the Company. The loss of the services of either Mr. Honigsfeld or Mr. Lew would have a material adverse effect on the Company's business.

         Mr. Honigsfeld is currently a party to an agreement (the "Third Party Agreement")with a third party in an unrelated industry, which Third Party Agreement requires that Mr. Honigsfeld serve as a business consultant and devote such of his full business time, as may be required by such third party, for the period ending on April 26, 1999. The Third Party Agreement provides salary and benefits substantially in excess of the base salary and benefits to which Mr. Honigsfeld is entitled to receive under his employment agreement with the Company. Since April 26, 1996, the date of the Third Party Agreement, Mr. Honigsfeld has not been required to devote any significant time nor has he been requested to perform any significant services under the Third Party Agreement (although the third party has indicated its intention to make such request). Mr. Honigsfeld and the third party are currently negotiating a settlement of the Third Party Agreement which would include its termination (Mr. Honigsfeld being entitled to terminate the Third Party Agreement at any time in any event). Mr. Honigsfeld has advised the Company that such settlement is expected tobe concluded prior to the effective date of this Registration Statement. There can be no assurance that such a settlement will be concluded. If a settlement is not reached, no assurance can be given that the third party might not demand a substantial portion of Mr. Honigsfeld's time in the future. In such event, unless Mr. Honigsfeld elects to terminate the Third Party Agreement, he will be unable to devote significant services on behalf of the Company. Such an occurrence would have a material adverse effect on the Company.

         The Company intends to obtain a "key-man" life insurance policy on the life of each of Messrs. Honigsfeld and Lew which would provide for a death benefit to the Company, on each of their lives, of $1,000,000. Although management believes that such insurance is usually obtainable, in light of Mr. Lew's age and history as a smoker, there can be no assurance that such coverage for Mr. Lew will be made available to the Company. Moreover, there can be no assurance that the death benefit would be adequate to fund the Company's needs until a replacement could be found.

         The success of the Company is also dependent upon its ability to hire and retain additional qualified executive, technical and marketing personnel. There is always competition for qualified personnel in the Company's business and there can be no assurance that the Company will be able to retain the members of its current management or personnel, or that it will be able to successfully attract and retain qualified management, engineering and sales or other personnel in the future. See "Management - Employment Agreements".

         12. Dependence on Licensors. The Company currently relies on operating system software owned by certain third parties for certain software and platform operating systems which the Company uses to create its products, and in some cases to bundle with its own software in its products. The licenses are perpetual in duration subject to the payment of an annual maintenance and enhancement fee, which is based on the number of end users of such operating system software, or a monthly sublicense fee, which is based upon the number of customers to which the Company's products (which includes such licensed operating system software) are licensed. Although the Company believes that there are alternatives to the operating system software that the Company currently uses, termination of any of these licenses could delay the Company from producing its products for approximately three to six months as a result of the need to revise the Company's software to make it compatible with such alternative operating system software, which may have a material adverse effect on the Company. See "Business- Intellectual Property Rights and Licenses".

         13. Challenges to Growth. The Company anticipates a period of rapid growth that is expected to place a strain on the Company's administrative, financial and operational resources. The Company's ability to manage any growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to install new management information and control systems, and to train, motivate and manage its employees. There can be no assurance that the Company will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support the Company's operations. Because of the complexity of its products, the Company has in the past experienced, and expects in the future to experience, a time lag between the date on which technical and sales personnel are hired and the time at which such persons become fully productive. In addition, customer satisfaction could be substantially affected by the quality of the Company's post- sales system implementation process and, in many cases, its maintenance and service capabilities. If the Company is unable to hire, train and retain qualified personnel and consultants to implement these services or is unable to manage the post-sales process effectively, its ability to attract repeat sales or obtain references for new prospective sales could be adversely affected, which could limit the Company's growth opportunities. Additionally, many of the challenges of growth may be unforeseeable and beyond the control of the Company. If the Company is unable to manage growth effectively, such that the Company's sales and marketing efforts exceed its capacity to design, develop, install, maintain and service its products, or if new employees are unable to achieve adequate performance levels, the Company's business, operating results and financial condition could be adversely affected. See "Risk Factors - Limited Sales and Marketing Experience" "Business-Sales and Marketing".

         14. International Expansion. As part of the Company's overall marketing plan, the Company intends to expand its operations into international markets which will require significant management attention and financial resources. There can be no assurance that the Company's efforts to develop international sales and support channels will be successful. International sales are subject to a number of risks, including potentially longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and potential political and economic instability. Additionally, the protection of intellectual property may be more difficult and costly to enforce outside of the United States. In the event that the Company is successful in expanding its sales and operations internationally, the imposition of, or change in, price controls or other restrictions on foreign currencies could materially affect the Company's business, operating results and financial condition.

         15. Control by Existing Management and Stockholders; Effect of Certain Anti- Takeover Considerations. Upon completion of the Offering, the Company's directors, executive officers and certain principal stockholders and their affiliates will own beneficially approximately 48% of the Common Shares (giving effect to the sales of Common Shares by the Selling Stockholders and without giving effect to the exercise of the Overallotment Option). Accordingly, such holders, if acting together, will have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders. Pursuant to the Company's Certificate of Incorporation, Preferred Shares may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Shares that may be issued in the future. The issuance of Preferred Shares could have the effect of discouraging a third party from acquiring a majority of the outstanding Common Shares of the Company and preventing stockholders from realizing a premium on their Common Shares. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's by-laws and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Principal and Selling Stockholders" and "Description of Securities".

         16. Broad Discretion in Application of Proceeds. While the Company intends to use the net proceeds of this Offering as described in the "Use of Proceeds" section of this Prospectus, the Company has broad discretion to adjust the application and allocation of such net proceeds in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this Offering. Pending use of the proceeds, the funds will be invested in certificates of deposit, high grade commercial paper and government securities or other low risk investments. See "Use of Proceeds."

         17. Lack of Prior Market for Common Shares; No Assurance of Public Trading Market. Prior to this Offering, no public trading market existed for the Common Shares. There can be no assurances that a public trading market for the Common Shares will develop or that a public trading market, if developed, will be sustained. Although the Company anticipates that, upon completion of this Offering, the Common Shares will be eligible for inclusion on The Nasdaq SmallCap Market, no assurance can be given that the Common Shares will be listed thereon. Under prevailing rules of The Nasdaq Stock Market, Inc., in order to qualify for initial quotation of securities on The Nasdaq SmallCap Market, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $3.00 per share. Although the Company may, upon the completion of this Offering, qualify for initial quotation of the Common Shares on The Nasdaq SmallCap Market, in order for the Common Shares to continue to be listed thereon, the Company, among other things, generally must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share.

                 The Nasdaq Stock Market, Inc. has proposed a rule change which, if adopted, would impose substantially more stringent criteria for the initial and continued listing of securities on The Nasdaq SmallCap Market. The proposed new rules provide that, for initial listing on The Nasdaq

SmallCap Market, a company would need to have, among other things, (i) either net tangible assets (i.e., net of goodwill) of $4,000,000, a market capitalization of $50,000,000 or net income for two of the last three fiscal years of $750,000, (ii) a minimum market value of public float of $5,000,000,
(iii) a minimum bid price of $4.00 per share, and (iv) either one year of operating history or a market capitalization of $50,000,000. For continued listing on The Nasdaq SmallCap Market, a company would need to have, among other things, (i) either net tangible assets of $2,000,000, a market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000, and (ii) a minimum market value of public float of $1,000,000. Additionally, for both initial listing and continued listing on The Nasdaq SmallCap Market, companies would be required to have at least two independent directors, and an Audit Committee, a majority of the members of which would need to be independent directors.

                  If the Company is unable to satisfy the requirements for quotation on The Nasdaq SmallCap Market, trading, if any, in the Common Shares offered hereby would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may adversely affect the liquidity of the market for the Company's securities. If a trading market does in fact develop for the Common Shares offered hereby, there can be no assurance that it will be maintained. In any event, because certain restrictions may be placed upon the sale of securities at prices under $5.00 per share, if the price of the Common Shares falls below such threshold, unless such Common Shares qualify for an exemption from the "penny stock" rules, such as a listing on The Nasdaq SmallCap Market, some brokerage firms will not effect transactions in the Company's securities and it is unlikely that any bank or financial institution will accept such securities as collateral. Such factors could have a material adverse affect in developing or sustaining any market for the Common Shares. See "Risk Factors
- 'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities" and "Underwriting".

         Although it has no legal obligation to do so, the Underwriter may from time to time act as a market maker and may otherwise effect and influence transactions in the Company's securities. However, there is no assurance that the Underwriter will continue to effect and influence transactions in the Company's securities. The prices and liquidity of the Company's Common Shares may be significantly affected by the degree, if any, of the Underwriter's participation in the market. The Underwriter may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Company's Common Shares may be materially adversely affected by the fact that a significant portion of the Common Shares may be sold to customers of the Underwriter.

         18. Arbitrary Offering Price; Possible Volatility of Stock Price. The initial public offering price of the Common Shares was determined by negotiation between the Company and the Underwriter, may not be indicative of the market price for such securities in the future, and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. Among the factors considered in determining the price of the Common Shares were the history of, and prospects for, the industry in which the Company operates, estimates of the business potential of the Company, the present state of the development of the Company's business, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets at the time of this Offering, and the demand for similar securities of comparable companies. It should be noted that the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. Frequently, such fluctuations have been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of the Common Shares. See "Underwriting," "Description of Securities" and "Financial Statements".

         19. "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If, as anticipated, the Common Shares offered hereby are authorized for quotation on The Nasdaq SmallCap Market upon the completion of this Offering, such securities will initially be exempt from the definition of "penny stock." If the Common Shares offered hereby are removed from listing on The Nasdaq SmallCap Market at any time, the Company's Common Shares may become subject to rules that impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Shares and may affect the ability of purchasers in this Offering to sell the Company's Common Shares in the secondary market as well as the price at which such purchasers can sell any such Common Shares.

         20. Immediate and Substantial Dilution; Equity Securities Sold Previously at Below Offering Price. Upon completion of this Offering, assuming no exercise of the Overallotment Option, and without giving effect to the exercise of the Underwriter's Warrant, but giving retroactive effect to the October 1996 repurchase by the Company of 65,000 Common Shares in connection with the Bridge Financing, the net tangible book value per share of the Company's Common Shares as of September 30, 1996 would have been $2.09. At the initial public offering price of $5.00 per share, investors in this Offering will experience an immediate dilution of approximately $2.91 or 58.2% in net tangible book value per share, and existing investors will experience an increase of approximately $1.81 per share. The present stockholders of the Company have acquired their respective equity interest at costs substantially below the public offering price. Accordingly, to the extent that the Company incurs losses, the public investors will bear a disproportionate risk of such losses. The exercise of the Bridge Warrants issued to the Bridge Lenders for the purchase of 431,200 Common Shares and the exercise of the Other Derivative Securities for the purchase of an aggregate of 501,450 Common Shares, in each case generally at exercise prices substantially below the public offering price, will result in further substantial dilution to the public investors. See "Dilution", "Bridge Financing", "Management - Executive Compensation," "Management - Stock Option Grants; Warrants" and "Underwriting".

         21. No Dividends. The Company has never paid any dividends on its Common Shares and does not intend to pay dividends on its Common Shares in the foreseeable future. Any earnings which the Company may realize in the foreseeable future are anticipated to be retained to finance the growth of the Company. See "Dividend Policy" and "Description of Securities".

         22. Shares Eligible for Future Sale May Adversely Affect the Market. All of the Company's outstanding Common Shares are "restricted securities" and, in the future, may be sold upon compliance with Rule 144 or pursuant to registration under the Act (see discussion below with respect to the registration of Common Shares held by certain stockholders of the Company and underlying the Bridge Warrants held by the Bridge Lenders). Rule 144 currently provides, in essence, that a person holding "restricted securities" for a period of two years may sell an amount every three months up to the greater of (a) 1% of the Company's issued and outstanding securities of that class of securities or (b) the average weekly volume of sales of such securities during the four calendar weeks preceding the sale if there is adequate current public information available concerning the Company. Additionally, non-affiliates (who have not been affiliates of the Company for at least three months) may sell their "restricted securities" in compliance with Rule 144 without volume limitations after they have held such securities for a period of three years. An aggregate of 406,250 Common Shares have been owned by Mr. Lew for more than two years. However, such shares are subject to an agreement with the Underwriter restricting the public sale thereof for a period of one year without the Underwriter's consent.

         The Company is registering for resale 250,250 Common Shares held by certain stockholders. In addition, the Company is registering for resale the 431,200 Common Shares underlying the Bridge Warrants. Such Common Shares may be resold at any time following the date of this Prospectus, subject to an agreement between each of the Bridge Lenders and the Underwriter restricting the transferability of such Common Shares for a period of six months without the Underwriter's consent. Prospective investors should be aware that the possibility of resales by the Selling Stockholders, as well as other stockholders of the Company, may have a material depressive effect on the market price of the Company's Common Shares in any market which may develop. See "Bridge Financing", "Principal and Selling Stockholders" and "Underwriting".

         23. Limitations on Director Liability. The Company's Certificate of Incorporation provides, pursuant to Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against any director. In addition, the Company's Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted or not prohibited by Delaware law. See "Description of Securities Limitation on Liability of Directors; Indemnification".


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,000,000 Common Shares offered hereby are estimated to be $3,875,000 (after deducting underwriting discounts of $500,000 and other expenses of this Offering estimated to be $625,000, including the Underwriter's non-accountable expense allowance in the amount of 3% of the gross proceeds of the Offering, and an $108,000 financial consulting fee payable to the Underwriter at the closing) (but not considering any exercise of the Overallotment Option or the Underwriter's Warrants). The Company, based upon all currently available information, intends to utilize such net proceeds approximately as follows:

                                                Approximate      Approximate
                                                  Amount of       Percentage
                                                Net Proceeds    of Net Proceeds

Product enhancement and development(1)          $1,250,000           32.3%
Repayment of indebtedness (2)                      770,000           19.9%
Marketing and advertising (3)                      650,000           16.8%
Hiring and training of additional personnel        150,000            3.8%
Purchase of equipment                              150,000            3.8%
Payment of accrued compensation, including
 signing bonuses, to Chairman of the Board
 and to President(4)                               115,000            3.0%

Working capital (5)                                790,000           20.4%
                                                ----------           -----
          Total                                 $3,875,000          100.0%
                                                ==========          ======

(1) Includes, without limitation, costs to develop a radio modem to be used in connection with mobile computing software systems. See "Business - Products"

(2) Represents the repayment of promissory notes in the aggregate principal amount of $770,000 issued in connection with the Bridge Financing transaction in October 1996. See "Bridge Financing".

(3) See "Business - Sales and Marketing".

(4) Represents the payment of a signing bonus of approximately $100,000 to the Company's Chairman of the Board (representing the amount of compensation that would be payable to him for the period commencing October 1, 1996 and ending on the closing date of this Offering, as if he had been employed by the Company during such period pursuant to the terms of his employment agreement), and the payment of an accrued and unpaid signing bonus of $15,000 payable to the President of the Company in connection with the execution of his employment agreement which was effective as of October 1, 1996. See "Management - Employment Agreements".

(5) To be used for general operating and overhead expenses. Additionally, the Company may use a portion of the proceeds of this Offering allocated to working capital to acquire technology to expand or enhance its product line. At present, the Company has not identified any acquisition candidates, nor can it predict that it will identify any appropriate acquisition candidates in the future. The Company is not actively seeking any acquisition candidates at this time.

         The amounts set forth above are estimates. Should a reapportionment or redirection of funds be determined to be in the best interests of the Company, the actual amount expended to finance any category of expenses may be increased or decreased by the Company's management, at its discretion.

         The Company believes that the proceeds of this Offering will enable the Company to expand its business, which the Company anticipates, but cannot assure, will result in an increase of annual revenues. The Company believes that the net proceeds of this Offering, together with anticipated increased revenues generated from operations, will be sufficient to conduct the Company's operations for at least 12 months. See "Risk Factors - Dependence on Offering Proceeds; Possible Need for Additional Financing."

         It is anticipated that, to the extent that the Company's expenditures are less than projected and/or the proceeds of this Offering increase as a result of the exercise by the Underwriter of its Overallotment Option, the resulting balances will be retained and used for general working capital purposes. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, additional financing may be sought from other sources, such as debt financing from financial institutions, although there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "Risk Factors - Dependence on Offering Proceeds; Possible Need for Additional Financing" and "Risk Factors - Risks Attendant to Expansion".

         Pending use of the proceeds, the funds will be invested in certificates of deposit, high grade commercial paper and government securities, or other low risk investments.


                                    DILUTION

         All references herein to pro forma net tangible book value, pro forma net tangible book value per Common Share and the number of Common Shares outstanding on a pro forma basis give retroactive effect to the October 1996 repurchase by the Company of 65,000 Common Shares in connection with the Bridge Financing (the "Common Share Repurchases") and assume no exercise of the Underwriter's Overallotment Option or the Underwriter's Warrants. See "Bridge Financing" and "Underwriting."

No Exercise of Bridge Warrants or Other Derivative Securities

         The following discussion assumes no exercise of the Bridge Warrants or the Other Derivative Securities.

         As of September 30, 1996, the Company had an aggregate of 986,700 Common Shares outstanding on a pro forma basis and a pro forma net tangible book value of $272,030, or $.28 per Common Share. Pro forma net tangible book value per share represents the total amount of the Company's pro forma tangible assets, less the total amount of its liabilities, divided by the total number of Common Shares outstanding on a pro forma basis.

         After giving effect to the sale of 1,000,000 Common Shares by the Company at the Offering price of $5.00 per Common Share, with net proceeds of $3,875,000 , the pro forma net tangible book value of the Company as of September 30, 1996 would have been $4,147,030, or $2.09 per Common Share. This amount represents an immediate dilution (the difference between the price per Common Share to purchasers in this Offering and the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,000,000 Common Shares) of approximately $2.91 per Common Share to new investors and an immediate increase (the difference between the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,000,000 Common Shares, and the pro forma net tangible book value per Common Share as of September 30, 1996, before giving effect to the Offering) of approximately $1.81 per Common Share to the Company's current stockholders. Such increase to the Company's current stockholders is solely attributable to the cash price paid by purchasers of the Common Shares offered for sale by the Company.

The following table illustrates the per share dilution as of September 30, 1996:

   Public offering price per share(1).....................               $5.00

   Pro forma net tangible book value per share
     before giving effect to the Offering(2).............. $ .28.

   Increase per share attributable to the sale
      of the Common Shares offered hereby.................  1.81
                                                            ----
   Pro forma net tangible book value per share
      after the Offering(2) (3)...........................               2.09
                                                                         ----
   Dilution per share to purchasers in the Offering (4) ..              $2.91
                                                                         ====

(1) Before deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(2) Gives retroactive effect to the Common Share Repurchases.

(3) After deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(4) Does not give effect to the exercise of the Underwriter's Overallotment Option, the Underwriter's Warrants, the Bridge Warrants, or the Other Derivative Securities for the purchase of 501,450 Common Shares of the Company. See "Bridge Financing", "Description of Securities - Common Shares" and "Underwriting".

         The following table sets forth the relative cost and ownership percentage of the Common Shares offered hereby as compared to the Common Shares outstanding immediately prior to the Offering.

                                       Common Shares                                  Average
                                         Acquired             Total Consideration      Price
                                   Number         Percent     Amount        Percent  Per Share
Current Stockholders........       986,700(1)       49.7%   $  133,925       2.6%     $   .14
Purchasers of Common
    Shares in the Offering...    1,000,000(2)       50.3%   $5,000,000       97.4%      $5.00
                                 ---------          ----     ---------       ----
         Total...............    1,986,700(1)(2)   100.0%   $5,133,925      100.0%
                                 =========         =====     =========      =====


(1) Does not give effect to the exercise of the Bridge Warrants or the Other Derivative Securities. See "Bridge Financing" and "Description of Securities
    - Common Shares".

(2) Assumes no exercise of the Underwriter's Overallotment Option. See "Underwriting."

Exercise of Bridge Warrants and Other Derivative Securities

         As indicated above, the foregoing figures do not give effect to the exercise of the Bridge Warrants for the purchase of an aggregate of 431,200 Common Shares of the Company or the Other Derivative Securities for the purchase of an aggregate of 501,450 Common Shares of the Company. The following discussion assumes such exercises.

         As of September 30, 1996, the Company had an aggregate of 1,919,350 Common Shares outstanding on a pro forma basis and a pro forma net tangible book value of $693,337, or $.36 per Common Share.

         After giving effect to the sale of 1,000,000 Common Shares by the Company at the Offering price of $5.00 per Common Share, with net proceeds of $3,875,000 , the pro forma net tangible book value of the Company as of September 30, 1996 would have been $4,568,337 or $1.56 per Common Share. This amount represents an immediate dilution (the difference between the price per Common Share to purchasers in this Offering and the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,000,000 Common Shares) of approximately $3.44 per Common Share to new investors and an immediate increase (the difference between the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,000,000 Common Shares, and the pro forma net tangible book value per Common Share as of September 30, 1996, before giving effect to the Offering) of approximately $1.20 per Common Share to the Company's current stockholders. Such increase to the Company's current stockholders is solely attributable to the cash price paid by purchasers of the Common Shares offered for sale by the Company.

The following table illustrates the per share dilution as of September 30, 1996:

 Public offering price per share(1)....................               $5.00

 Pro forma net tangible book value per share
   before giving effect to the Offering(2).............   $ .36

 Increase per share attributable to the sale
   of the Common Shares offered hereby.................    1.20
                                                           ----
 Pro forma net tangible book value per share
   after the Offering(2) (3)...........................                1.56
                                                                       ----
 Dilution per share to purchasers in the Offering (4)..               $3.44
                                                                       =====

(1) Before deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(2) Gives retroactive effect to the Common Share Repurchases, and the exercise of the Bridge Warrants and the Other Derivative Securities.

(3) After deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(4) Does not give effect to the exercise of the Underwriter's Overallotment Option or the Underwriter's Warrants. See "Underwriting".

         The following table sets forth the relative cost and ownership percentage of the Common Shares offered hereby as compared to the Common Shares outstanding immediately prior to the Offering.

                                     Common Shares                                  Average
                                       Acquired               Total Consideration    Price
                                  Number        Percent     Amount       Percent   Per Share
                                  ------        -------     ------       -------   ---------
Current Stockholders........    1,919,350(1)      65.7%    $ 583,260      10.4%      $  .30
Purchasers of Common
    Shares in the Offering..    1,000,000(2)      34.3%    $5,000,000     89.6%       $5.00
                                ---------        ------     ---------    -----
         Total..............    2,919,350(1)(2)  100.0%    $5,583,260    100.0%
                                =========        =====      ==========   =====


(1) Gives effect to the exercise of the Bridge Warrants and the Other Derivative Securities. See "Bridge Financing" and "Description of Securities - Common Shares".

(2) Assumes no exercise of the Underwriter's Overallotment Option. See "Unde-writing."

                                 CAPITALIZATION

         The following table sets forth the unaudited capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the issuance and sale of the 1,000,000 Common Shares offered by the Company at $5.00 per Common Share, and the application of net proceeds of approximately $3,875,000 therefrom. This table should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                September 30, 1996
                                          -------------------------------------
                                                                 Pro Forma
                                          Actual Pro Forma(1)  As Adjusted(1)(2)
                                          ------ ------------  -----------------

Long-Term Debt........................  $ 19,121   $ 789,121        $ 19,121
                                          ------     -------          ------
Stockholders' Equity:

Preferred Shares, $.01 par value,
 1,000,000 shares authorized, none
 issued..................                   -           -               -

Common Shares,  $.01 par value,
  20,000,000 shares authorized,
  1,051,700 shares issued and
  outstanding  (actual),  986,700
  shares issued and outstanding (pro
  forma) (1), and 1,986,700 shares
  issued and outstanding
  (pro forma, as adjusted)(1)(2)......    10,517       9,867          19,867
Additional paid-in capital............   158,118     124,058       3,989,058
Retained earnings.....................   138,105     138,105         138,105
Common Share Subscriptions Receivable.  (174,135)       -               -
                                        ---------    -------       ---------
Total Stockholders' Equity............   132,605     272,030       4,147,030
                                        ---------    -------       ---------
Total Capitalization..................  $151,726  $1,061,151      $4,166,151
                                        =========  =========      ==========

(1) Gives retroactive effect to the Bridge Financing and the Common Share Repurchases.
(2) Reflects the issuance of the 1,000,000 Common Shares of the Company offered hereby, and the anticipated application of the net proceeds of $3,875,000 therefrom, after deducting underwriting discounts and commissions and estimated expenses of the Offering.


                                 DIVIDEND POLICY

         Holders of the Company's Common Shares are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not declared or paid any dividends in the past and does not currently anticipate declaring or paying any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions, and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.


                                BRIDGE FINANCING

         In October 1996, the Company borrowed an aggregate of $770,000 from 22 lenders (the "Bridge Lenders") in a financing in which the Underwriter acted as the placement agent. In consideration for making the loans to the Company, each Bridge Lender received, for each $10,000 loaned, (i) a promissory note in the principal amount of $10,000 (each a "Bridge Note") and (ii) five year warrants for the purchase of 5,600 Common Shares of the Company at an exercise price of $.50 per share (the "Bridge Warrants"). Among the Bridge Lenders were Dong W. Lew ($70,000),

President of the Company, Mark Honigsfeld ($60,000), Chairman of the Board of the Company, Murray Gross ($50,000), a principal stockholder of the Company and John P. Hefferon ($10,000), Executive Vice President - Sales and Marketing of the Company. See "Management", "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions".

         Each of the Bridge Notes is due and payable upon the closing of the Offering of the Company's securities described in this Prospectus. In the event such closing occurs on or before September 15, 1997, no interest will be payable on the Bridge Notes. The Company intends to use a portion of the proceeds of this Offering to repay the Bridge Lenders in full. See "Use of Proceeds."

         The Company entered into the Bridge Financing transaction because it required additional financing to fund costs and expenses relating to this Offering, for the Common Share Repurchases, to recruit additional personnel and training costs, to fund product development costs, and for working capital, and no other sources of financing were available to the Company at that time. As part of the Bridge Financing transaction, the Company agreed to register, and has included in the Registration Statement of which this Prospectus forms a part, the 431,200 Common Shares underlying the Bridge Warrants issued to the Bridge Lenders for resale under the Act. See "Principal and Selling Stockholders" and "Underwriting".


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Introduction

         The Company was incorporated in the State of New York on March 31, 1983 under the name of Coastal Computer Systems, Inc. The Company was reincorporated in the State of Delaware under its present name Compu-DAWN, Inc., on October 18, 1996. The Company is engaged in the business of designing, developing, licensing, installing and servicing computer software products and systems for the law enforcement and public safety industry.

         The Company generates revenues from the granting of non-exclusive, non-transferable and non-assignable licenses to use software it has developed, through fixed price contracts. Revenues from such fixed price contracts are recognized using the percentage of completion method of accounting. The Company retains title to the software and warrants that it will provide technical support and repair any defects in the software at no charge. The warranty period for each contract is negotiated individually, with the periods ranging from 90 days to three years. To date, repair costs have been minimal and, therefore, the Company has not had to establish a reserve for warranty costs.

         The Company also provides post contract, customer support to licensees of its software. Revenues from such services are recognized ratably over the period of performance. Fees billed and/or received prior to performance of services are reflected as deferred revenues.

         The Company's revenues, expenses and operating results have varied considerably in the past and are likely to vary in the future. Fluctuations in revenues depend on a number of factors, some of which are beyond the Company's control. These factors include, among other things, the timing of contracts, delays in customer acceptance of the Company's software products, and competition.
See "Risk Factors - Lengthy Sales Cycle".

         Currently, the Company's products are marketed primarily in the State of New York.

Results of Operations

         The following chart sets forth certain line items in the Company's statements of operations as a percentage of revenues, for the periods indicated:

                                   Nine Months Ended       For the Year Ended
                                     September 30,             December 31,
                                   ------------------      -----------------
                                    1996        1995        1995       1994
                                   -------     ------      -----       ----

  Revenues:
     Software sales                  58.5%      81.5%       78.6%      83.6%
     Maintenance income              41.5       18.5        21.4       16.4
                                    -----      ------      ------     ------
  Total Revenues                    100.0      100.0       100.0      100.0
                                    -----      ------      -----      -----

  Costs and Expenses:
     Programming costs               29.8       38.1        38.9       46.7
     General and administrative      54.9       35.9        35.1       32.8
     Research and development        23.3       12.7        13.5       11.0
                                    -----      ------      ------     ------
  Total Costs and Expenses          108.0       86.7        87.5       90.5
                                    -----      ------      ------     ------

  Operating Income (Loss)            (8.0)      13.3        12.5        9.5
  Other                               (.8)        -           -          -
                                    ------     -----       ------      ----

  Income (Loss) Pretax               (8.8)      13.3        12.5        9.1
  Income Taxes                       (2.1)       5.3         5.0        3.2
                                    ------     ------      ------      -----
  Net Income (Loss)                  (6.7%)      8.0%        7.5%       5.9%
                                    ======     ======      ======      =====


     Nine Months Ended September 30, 1996 versus 1995

         Revenues

         Total revenues for the nine months ended September 30, 1996 were $478,714 as compared to $779,718 for the corresponding period of the prior year, a decrease of $301,004 or 38.6%. This decrease was primarily a result of the decrease in software sales which occurred due to the Company's focus on raising capital and developing new wireless mobile computing technology, which diverted the Company's resources away from sales activities. As a result of the new systems licensed during 1995, maintenance income for the nine month period ended September 30, 1996 increased by approximately $54,000, from $144,570 to $198,639, when compared to the period ended September 30, 1995.

         Costs and Expenses

         Total costs decreased from $675,206 to $516,767 when comparing the nine months ended September 30, 1995 to 1996.

         Programming costs decreased from $297,450 for the nine months ended September 30, 1995 to $142,679 for the nine months ended September 30, 1996. These costs decreased as a direct result of the decrease in software sales and primarily encompassed salaries and wages and license fees for the Company's main computer operating system. General and administrative expenses decreased slightly from $278,741 for the 1995 nine month period to $262,706 for the 1996 nine month period. While general overhead costs remained relatively stable, there was a significant increase in 1996 as a percentage of revenues due to the aforementioned decrease in revenues. Research and development costs increased from $99,015 to $111,382 when comparing September 1995 to 1996. This increase of 12.5% was due to increased payroll and related costs.

         Income (Loss)

         For the nine month period ended September 30, 1996 the Company had a net loss of $32,240, or $.02 per share. For the nine month period ended September 30, 1995 the Company had net income of $63,273, or $.03 per share. The principal reason for this decrease in earnings is the 38.6% decrease in revenues as discussed above.

   Year Ended December 31, 1995 versus 1994

         Revenues

         The Company had total revenues of $1,040,181 for the year ended December 31, 1995 as compared to $1,154,695 for the year ended December 31, 1994, a decrease of $114,514 or 9.9%.

         Revenues from software sales decreased from $964,908 to $817,271 when comparing the year ended December 31, 1994 to 1995 primarily due to the Company's focus on raising capital and developing new wireless mobile computing technology, which diverted the Companies resources away from sales activities. Maintenance income however, increased from $189,787 to $222,910, when comparing the years ended December 31, 1994 to 1995, due to the systems sold in years prior to 1995 and during such year.

         Costs and Expenses

         Total costs and expenses decreased from $1,044,673 to $910,200 when comparing the years ended December 31, 1994 and 1995, a decrease of $134,473 or 12.9%.

         Programming costs and expenses decreased from $539,328 to $404,165 when comparing 1994 to 1995 principally due to reduced license fees. General overhead costs decreased slightly from $378,828 to $365,760 when comparing 1994 to 1995 principally due to a reduction in commissions. Research and development costs, however, increased slightly from $126,517 for the year ended December 31, 1994 to $140,275 for the year ended December 31, 1995 as the Company hired additional programming personnel for this function.

         Income

         For the year ended December 31, 1995, the Company had net income of $78,660, or $.04 per share. For the year ended December 31, 1994 the Company reflected net income of $68,450, or $.04 per share. This increase in earnings was primarily due to the overall reduction in costs and expenses as described above, offset by the decrease in revenues.

Liquidity and Capital Resources

         At September 30, 1996, the Company had cash of $57,172, accounts receivable of $332,449, a current ratio of 1.3:1 and a debt to net worth ratio of 2.5:1. At December 31, 1995 the Company had cash of $105,962, accounts receivable of $218,466, a current ratio of 1.8:1 and a debt to net worth ratio of 1.3:1. Management of the Company attributes the decline in its financial position to the net loss during the nine month period ended September 30, 1996, as described previously.

         In August 1996, the Company sold 505,375 of its Common Shares for aggregate proceeds of $151,612.50. Payment for these shares was held in escrow until the consummation of the Bridge Financing transaction which was completed in October 1996 (as discussed below).

         In October 1996, in a Bridge Financing transaction, the Company successfully completed the sale of 77 units, each unit consisting of a $10,000 Bridge Note and a Bridge Warrant to acquire 5,600 Common Shares of the Company. The Bridge Warrants are exercisable only upon the successful completion of an initial public offering ("IPO") of the Company's Common Shares as discussed below. Each of the Bridge Notes is due and payable upon the closing of the contemplated IPO, i.e. this Offering. In the event such closing occurs on or before September 15, 1997, no interest will be payable on these Bridge Notes.

         A portion of the net proceeds of approximately $3,875,000 from this Offering will be used for product enhancement and development, to repay the Bridge Notes, for marketing and advertising, for hiring and training of additional personnel and for the purchase of equipment. See "Use of Proceeds".

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         The Company currently has no planned capital commitments.

   Cash Flows - Nine Months Ended September 30, 1996 versus 1995

         For the nine months ended September 30, 1996, cash provided by operating activities was $2,250 as compared to $57,058 for the same period of the prior year. This is a result of higher software sales generated in 1995 as compared to 1996 thereby generating more receipts from customers.

         While the Company utilized no cash for investing purposes in 1996, for the nine month period ended September 30, 1995, $15,638 was utilized for such purposes, primarily for the purchase of fixed assets.

         For the nine month periods ended September 30, 1996 and 1995, cash utilized for financing activities aggregated $51,040 and $71,487, respectively. Cash in this category was primarily used for the repurchase of Common Shares from minority stockholders and for the payment of long-term debt. For the period ended September 30, 1996, the Company also paid $25,460 in expenses associated with the Bridge Financing.

   Cash Flows - Years Ended December 31, 1995 versus 1994

         For the year ended December 31, 1995, cash generated from operations was $50,644 as compared to $236,202 for the year ended December 31, 1994. Higher cash was generated in 1994 due to higher sales resulting in more cash collected net of expenses paid.

         Cash used for investing activities (primarily for the purchase of fixed assets) was $32,712 and $13,830 in 1995 and 1994, respectively.

         Cash used for financing activities of $98,063 and $64,480 in 1995 and 1994, respectively, was primarily for the payment for Common Shares repurchased from minority stockholders and the payment of long-term debt.

   Other

         The Company believes that the cash it generates from operations, the cash generated from the debt offering and the expected net proceeds from this Offering will be sufficient for at least the ensuing 12 month period.

   Inflationary Impact

         Since the inception of operations, inflation has not significantly affected the operating results of the Company. However, inflation and changing interest rates have had a significant effect on the economy in general and, therefore, could affect the operating results of the Company in the future.

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                                    BUSINESS

Introduction

         The Company is primarily engaged in the business of designing, developing, licensing, installing and servicing computer application software systems for law enforcement and public safety agencies. The Company's software systems include computer-aided dispatching ("CAD"), computer interfacing with local, state and national crime information databases, advanced wireless mobile on-line communications computing ("AMO") (utilizing radio frequency), automatic vehicle location ("AVL") (employing dynamic map displays), records management, and photo-imaging database systems. These modules may be integrated and licensed as a package, or may be licensed individually. Certain of these applications utilize telecommunications and space satellite technology, and other infrastructure, provided by third parties. The Company's software is compatible with virtually all operating systems. The Company has installed its systems in more than 55 agencies, primarily law enforcement agencies located in the state of New York. The Company provides a full range of product support and maintenance services, both on-site and by remote connection.

Industry Background

         The goal of law enforcement and public safety agencies is to maximize the safety and improve the quality of life of people and communities. The effectiveness of a law enforcement or public safety agency is dependent on its personnel and resources. Such effectiveness is enhanced by maximizing the patrol time of agency personnel, and the availability of timely, accurate and reliable information. This allows services to be provided in an efficient, cost-effective manner. Computer technology is an important tool for providing information to law enforcement and public safety personnel, reducing administrative time and streamlining procedures, to support an agency's strategic and operational goals.

         Generally, a law enforcement or public safety agency's strategy is not geared to one overall plan for an entire community, but is based on several individual plans addressing the unique needs of the neighborhoods that comprise that community. Agencies need the ability to maximize their resources, customize information, analyze crime information by sector, district and area, and analyze repeat call areas that tax agencies' resources. Additionally, agencies have a need to respond to incidents and 911 calls as rapidly, efficiently and cost effectively as possible.

         Computer technology has been developed for the public safety market to address these needs. CAD systems, integrated with enhanced 911 ("E911") systems, allow a dispatcher to retrieve information about the 911 caller, and the location and the individuals involved in the incident being reported. Mobile wireless communication systems in vehicles provide agency personnel in the field with the ability to receive information regarding an incident and the people involved, such as location, "mug shots" and photographs, and arrest and booking data. Such systems also enable such personnel to go "on line" with the agency's database, and with other vehicles, in real time. Wireless

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



communication systems also provide personnel with the capability to file reports from their vehicles instead of having to return to the station. This increases personnel time and visibility in the community. AVL system technology provides a dispatcher with the capability of immediately identifying the location of the most appropriate vehicle to investigate an incident, significantly shortening response time. Without an AVL system, a dispatcher has to alert the vehicles in the field of an incident and then wait, as they report their location and/or availability, before determining which vehicle would be the most appropriate to respond to an incident. Information sharing technology allows agencies to link their databases to local, state and national crime databases to access information for more in-depth and efficient investigation of incidents. Records management and photograph imaging systems for law enforcement agencies make arrest and booking procedures and incident investigations more efficient, while similar systems for fire and EMS departments contribute to the efficient deployment of firefighting and emergency equipment and investigation of incidents. Without a computerized records management system, records and reports would need to be handwritten or typed, and physically stored in various filing cabinets, file rooms, or on microfilm or microfiche. In such form, such reports are comparatively error prone, and may be misplaced or unavailable, which makes retrieval difficult and time consuming. Computerized records systems allow for easy entry and retrieval, and increased productivity, enabling agency personnel to spend more time "on the beat" in the community.

         In essence, the foregoing computer technology enables law enforcement and public safety agencies to allocate and utilize resources and manpower hours to maximize their goal of public safety.

         The Company believes that the global market for application software and technology products utilized in the law enforcement and public safety market is growing due to (i) an increased public and governmental priority for law enforcement and public safety, (ii) an awareness that specific computer technology for the law enforcement and public safety market now exists, (iii) the availability of federal funding assistance to obtain computer equipment and technology, (iv) breakthroughs in development of new mobile wireless computer communications technology and (v) acknowledgment by certain agencies that computer-aided law enforcement has contributed to a recent drop in crime rates, and the ability to effectively handle increasing incidents of crime without increasing personnel. For example, The New York Times recently reported that New York City's mayor and top police officials attribute that City's drop in crime rate, in part, to a series of new police strategies which includes, among other things, the use of computer technology which has allowed the police department to identify crime patterns much more quickly and flood problem streets with undercover and beat officers. Also, the City of Chicago has installed an E911 dispatch system which has contributed to a recent decline in crime. In addition, the City of Glens Falls, New York, a customer of the Company, recently advised the Company that, although incidents of crime had increased, its computer system enabled the police department to effectively respond to, and handle, these incidents without increasing personnel.

Products and Services

   Products

         The Company's software products consist of CAD systems, computer interface systems which connect the customer's computer system to local, state and national crime information databases, AMO communication systems utilizing radio frequency, AVL systems employing

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



dynamic map displays, records management systems, and photo-imaging database systems. Certain of the Company's software systems also interface with and utilize space satellite technology, telecommunications technology and other infrastructure provided by third parties. The Company's software is compatible with virtually all operating systems, utilizing a variety of software, including Windows(R) and Unix(R). The Company's software also allows linkage of its products to mainframe systems and is adaptable to both small and large hardware systems.

         The Company markets its products to law enforcement agencies under the ALECS 2000(TM) (Advanced Law Enforcement Computer System) product line and to fire and EMS departments under its AFFECT(TM) (Advanced Firefighter Computer Technology) product line.

         The Company licenses its software to customers in modules pursuant to a perpetual license. Customers may acquire all the modules as an integrated "total solution" package, or any of the modules individually, on a stand alone basis or as an addition to, or as a replacement for, an existing system. The software modules licensed from the Company can be integrated with the customer's other software systems. The Company's "total solution" package of integrated Modules maximizes efficiency since data entered into one module will be available in all modules in real time. A hybrid network comprised of certain of the Company's modules and other software systems may require data to be entered into the Company modules and other software systems separately.

         The price to the customer of the Company's products, whether a "total solution" package or individual modules, varies depending on several factors, including the need for, and existence of, communication infrastructure in the customer's jurisdiction (such as radio towers necessary for AMO radio frequency modules), volume of use of telecommunications systems (such as telephone lines and radio cells), and the customer's computer hardware requirements to implement the software system.

         The Company's ALECS 2000(TM) product line for law enforcement, and its AFFECT(TM) product line for fire and EMS are similar in many respects. Both address the reporting of incidents, the dispatch of resources and the deployment of personnel.

         The Company's modules are described below.  See "Business - Customers".

         Computer-Aided Dispatching - CAD and AVL

         The Company's CAD system, under both the ALECS 2000(TM) and AFFECT (TM) product lines, integrates several software and communications technologies, such as E911 dispatch systems, mapping software integrated with global positioning systems for vehicle tracking, and geo-based mapping systems, which include street addresses and intersections, longitude/latitude, and other information to identify the locations and addresses of incidents. The integration of these systems with the Company's CAD software provides to police and other public safety agencies the capability to respond rapidly and efficiently to incidents, and streamlines record management, enhancing productivity and accuracy of record keeping. The Company is currently developing unique visual CAD software (known as V-CAD, or Visual Computer-Aided Dispatching), which provides the dispatcher with touch screen graphical interfacing, allowing for a more user-friendly environment.

         The CAD system allows the dispatcher receiving the E911 call to immediately identify the caller's telephone number, the related address, and the name of the telephone number owner (unless

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



the call is made from a cellular phone). The CAD system enables the dispatcher to access any records maintained in the agency's database relative to that person or the location of the incident (e.g. gun permit issued, prior domestic violence or prank calls).

         Once a decision is made to dispatch a vehicle to an incident, a record is created and the location of the incident appears on a computer-generated map of the area. Using AVL software, which links the customer's system and a receiver in each of the customer's vehicles to global positioning satellites, the map also shows the position of vehicles "in the field" which are available to respond to the incident. The dispatcher can then select the closest available vehicle to respond to the incident and can observe the movement of that vehicle as it responds to the call.

         Wireless Mobile Data Communications System - AMO

         The Company has recently developed and begun to market a wireless AMO data communications system which permits "on-line" real time access between vehicles in the field and the central database, between the central database and local, state or national databases, crime information centers and other centralized computer records, and between vehicles. The Company's AMO system employs radio frequency networks (i.e. private radio networks, public radio networks, and cellular and short range spread spectrum technology) to provide complete communication and access from the vehicle to the central databases as well as vehicle to vehicle. The Company's AMO system allows the agency's personnel to log onto the customer's central database directly from their vehicles and have access to all information in such central database. Additionally, the AMO technology provides capability for the agency's personnel to input information into the agency's database directly from their vehicles, and transfer or access information from vehicle to vehicle. In comparison, other currently existing competitive mobile data access systems do not provide for on-line and real time access to information between vehicles and the central databases, but only allow for the transmittal of batch data from the central databases to vehicles and vice versa. AMO employs unique "text to voice" technology which converts data received by the vehicles' systems from text into voice data, and by voice recognition, converts voice commands into text to be sent to the dispatcher. This enhances the safety of vehicle operators since they can receive and give information without having to divert their attention to read a computer screen or input information by keyboard. Furthermore, the main police, fire and EMS radio channels are not employed and remain available.

         AMO, through the use of photo imaging technology, allows "mug shots" to be rapidly made available at a crime or incident scene, or the personnel at the scene can create a permanent computer photograph record of the accident or crime scene and transmit it directly into the agency's central database or to other vehicles.

         The Company intends to uses a portion of the net proceeds from this Offering to develop a radio modem to be used in connection with the Company's AMO System and other mobile computing software systems. However, the Company cannot assure that it will be successful in developing such a radio modem. See "Use of Proceeds".

         Records Management

         The Company's records management systems for law enforcement and other public safety agencies offers a wide range of options and flexibility to fit an agency's needs and budget. The ALECS 2000(TM) records management system processes data from the incident report through prosecution, and is made up of component sub-modular units, including a records management system, a photograph/"mug shot" imaging system, a parking violation system, and a false alarm billing system. The AFFECT(TM) records management system processes data from the incident report through closing the investigation, and also provides information such as the location of resources, including, without limitation, hydrants and secondary sources of water (such as ponds, lakes, rivers, and seawater access), foam and other chemical fire extinguishing material, hoses and jaws-of-life.

         As discussed above, the Company's records management systems obviate the need for handwritten or typed reports and physical filing systems which are cumbersome, error prone, and make for difficult and time consuming information retrieval.

         Local Court Records Management and Sheriff's Records Management

         The Company's products also include records management systems which are specifically designed for local courts and sheriff departments. The local court records management system records summonses, tracks fines payable and enters the appropriate dates on court calendars. The sheriff's records management system provides several functions through the following sub-modules: civil warrants/attachment records management, pistol permit records management, photo imaging/booking for county jails, property records management, jewelry recovery and pawn shop records management, and police academy records management. One of the goals of this technology is to streamline procedures and allow for more efficient allocation of resources and manpower hours.

   Services

         Installation

         System installation is an integral part of the Company's services. The Company's installation procedure commences with an in-depth consultation with the customer to determine the appropriate modules needed to meet the customer's particular requirements within budgetary parameters. Once the customer's needs have been identified, the Company provides customized system design and file creation. The Company then implements the system, undertakes system start-up and provides training for the customer's personnel in the operation of the Company's software products. Customer training is conducted either at the customer's site or at a remote location, and can range up to several days, depending on the customer's particular system.

         Support and Maintenance

         The Company provides post-installation system software maintenance and training support for all of its software products. The Company's systems support teams, which include communications and software technicians and program developers, are available to assist customers via telephone access, 24 hours a day, seven days a week, 52 weeks a year, and provide on-site support, pursuant to a software maintenance agreement. Software updates and enhancements to the modules are included under maintenance contracts. Customers pay the Company a set monthly service fee (currently ranging between 1% and 2% of the installation contract value) which is dependent on the extent and complexity of the customer's system. Currently, the Company has maintenance agreements with all of its customers. During the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, support and maintenance income represented approximately 21% and 41%, respectively, of the Company's revenues. See "Business-Customers".

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Intellectual Property Rights and Licenses

         The Company's products are based on approximately 3,000 interdependent software application programs and system utility modules, including software developed for creating applications of the modules. The Company's technology is not patented; however, its software programs are copyrighted under common law. The Company believes that it takes at least two to three months of training for a programmer to grasp the complete structure of the Company's software. The Company requires every employee to sign an agreement of nondisclosure and assignment of development rights. While large software vendors have instituted lawsuits to protect intellectual property rights to software against infringers, the Company believes that in its case, the complexity and total system integration of the Company's products best protects its trade secrets. There can be no assurance that the intellectual property and contractual rights on which the Company relies to protect its intellectual property and confidential and proprietary information will provide it with meaningful protections. See "Risk Factors - Intellectual Property Protection and Infringement".

       The Company utilizes certain operating system software owned by certain third parties in the development of its software systems. The Company uses such operating system software pursuant to perpetual licenses which allow the Company to use such software to create its software modules, and, in some cases, to "bundle" such operating system software with its own software as part of its software products. The Company pays the licensors a monthly fee to sublicense such operating software based on the number of product units in which the third party's operating system software is included, and an annual fee to use such operating software to create software, based on the number of product units for which the third party's operating system software is used to create. The termination of any of these licenses could have a material adverse effect on the Company's ability to produce and deliver its software products on a timely basis. If any of such licenses are terminated, the Company would be required to license alternative operating system software, which the Company believes is currently available. However, the Company would have to revise its software to make it compatible with such alternative operating system software, which the Company believes would result in production and delivery delays of approximately three to six months. See "Risk Factors - Dependence on Licensors".

Sales and Marketing

       According to the National Directory of Fire Chiefs and Emergency Department (1993) and the National Directory of Law Enforcement Administration
(1996), the national law enforcement and public safety market is estimated to have more than 18,000 law enforcement agencies and more than 35,000 fire departments. Based on management's exposure to the marketplace, the Company believes that the majority of such agencies currently have limited or no computerization of their law enforcement and public safety activities. The Company believes that mobile wireless computer communications, computer-aided dispatching, integrated mapping and photo-imaging technology have not been marketed extensively to a majority of these agencies.

       The Company intends to implement the following marketing strategy with a portion of the proceeds of this Offering, although no assurances can be given that if such marketing strategy is implemented, it will be successful. See "Risk Factors - Limited Sales and Marketing Experience" and "Use of Proceeds".


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



       Direct Marketing

       The Company currently participates to a limited extent in public safety conferences and trade shows, holds regional seminars, presents and conducts demonstrations, and conducts targeted mailings and phone campaigns. The Company intends to expand such direct marketing significantly following the consummation of this Offering.

       Current Customers

       Generally, once a system is designed and installed for a customer, there is little repeat business other than maintenance and support, and the provision of software enhancements or updates. Accordingly, the Company intends to intensify sales efforts to current customers for add-on products and to obtain references for other prospective customers, a strategy which has been somewhat successful with current sales resources. See "Business-Customers".

       Subcontracting and Business Partnership Opportunities

       The Company is pursuing a strategy whereby it would create business co-ventures and subcontractor relationships with large system integrators and public network service providers such as IBM, AT&T, Bell Atlantic, Motorola, RAM and GTE, in order to have the resources needed to establish a presence in the "large size" market segment (i.e. departments or agencies with more than 200 sworn officers or personnel). See "Business - Customers". No assurances can be given that the Company will develop such relationships or derive future revenues from any such affiliations. The Company monitors governmental announcements of officially published requests for proposals ("RFPs") to find business co-venture or subcontracting opportunities. The selection of the appropriate large system integrator by the Company as a potential business co-venturer or prime contractor often depends on the specifications in the RFP. The Company intends to contact large system integrators to demonstrate its product capabilities and, more importantly, to establish a credible presence for participating in "large size" market segment projects. Although, in the past, the Company has had some success in partnering with large system integrators, no assurance can be given that the Company will be viewed by these entities as an acceptable business co-venturer or subcontractor in the future. If the Company is unable to establish such a business relationship, its plans to expand into the "large size" market segment may be delayed or hindered due to a limitation of resources needed to respond competitively to RFPs or to meet "large size" market segment agency requirements. See "Risk Factors - Limited Sales and Marketing Experience" and "Business - Competition".

       Increase of Sales Staff

       Until recently, the Company had no sales staff and sales efforts were conducted by one of the Company's principals and its project manager. Since the closing of its Bridge Financing, the Company has retained two full-time sales associates. The Company intends to use a portion of the proceeds of this Offering to increase sales staff in order to penetrate geographic markets beyond New York. In addition, the Company intends to engage a marketing support person, a technical training specialist, a technical writer and other individuals coordinate installations, handle subcontract relations with large system integrators, and provide technical sales support. See "Risk Factors Challenges of Growth", "Risk Factors - Limited Sales and Marketing Experience" and "Use of Proceeds".

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




Customers

       The Company has installed software systems for, and provides maintenance and support services to, 57 customers, 53 of which are law enforcement agencies and four of which include fire and EMS departments. The Company believes that there is a trend away from town and municipality dispatching and toward county-wide dispatching. As a result of this trend, the Company believes that there will be a need in the future for comprehensive public safety systems which will address and integrate the needs of police, fire and EMS departments. As a "total solution" software system provider, the Company believes that, with the proceeds of this Offering and the successful implementation of its marketing plan, it will be in a position to meet such needs.
See "Use of Proceeds" and "Business - Sales and Marketing".

       Typically, a customer will procure a software system from the Company under a perpetual license, pursuant to which the Company will be paid a percentage of the license fee at the time the contract is entered into, and then will receive further installments as certain performance milestones are met, until completion of the contract. After the contract is completed, any further revenues from that customer are usually derived from a maintenance and support contract. From time to time, however, the Company may receive additional contracts from an existing customer for add-on modules, an aspect of business which the Company intends to market more aggressively in the future. See "Business-Sales and Marketing".

       The length of time that it takes to complete a systems installation contract varies (generally from three to twelve months), depending on the nature and complexity of the system and the customer's internal procurement procedures. During the period of time that installments are being paid, the customer, or a small number of customers with contracts in progress, may account for a significant percentage of the Company's revenues. However, once those contracts are completed, such customers will no longer represent a material portion of the Company's future revenues. Accordingly, the Company does not rely on such customers for a continuing revenue stream and the Company does not believe that the make-up of its current significant customers is material to an understanding of the Company's future business prospects. However, the Company anticipates that at any particular time a limited number of large customers will continue to represent a significant portion of its revenues for the foreseeable future. See "Risk Factors - Lengthy Sales Cycle", "Risk Factors - Evolving Market; New Product Development; Technological Obsolescence", Risk Factors "Significant Customers" and "Business - Sales and Marketing".

       The following two examples are illustrative of the diverse application of the Company's products and services:

                 (i) The Onondaga County Police Department utilizes an AMO application, designed, developed and installed by the Company, which links over 700 police, fire and EMS vehicles. For this project, the Company was retained by International Business Machines Corp. ("IBM") as a subcontractor to design, develop, install and service all the required AMO software. The project included integration by the Company of IBM and Digital Equipment Corp. hardware which already contained application software provided by other subcontractors for both records management and computer-aided dispatch; and

                 (ii) The Company, as prime contractor, designed developed and installed a "total solution" system for the Putnam County Sheriff's Office, a comparatively small agency of seven vehicles. The system consisted of a records management system, a CAD system and an AMO system.

Competition

       The Company faces competition in the "small size" market segment (which the Company views as departments or agencies with 20 or fewer sworn officers or personnel) and the "medium size" market segment (which the Company views as departments or agencies with 21 to 200 sworn officers or personnel) from companies such as NewWorld Systems and Pamit, Inc. Although such competitors have significantly greater financial, technical and other resources than those of the Company, the Company feels that it has been able to compete successfully in such market due to its "total solution" system integration technology and local presence, the Company having installed systems in over 50 "small size" and "medium-size" law enforcement agencies in the state of New York. The Company believes further that as it expands its presence to other geographical areas and market segments, sales to such agencies are likely to develop outside of its current primary market of New York.

       The Company believes that more intense competition exists in the "large size" market segment in which the system price ranges widely (between $1 million and $100 million) depending on the size of the customer and the complexity of the system (as compared to the Company's typical sale in the "small size" and "medium size" market segments, which historically has ranged between $25,000 and $350,000). The "large size" market is dominated by software vendors, such as PRC Public Safety, Inc. and Systemhouse, Ltd. and large system integrators such as IBM, Andersen Consulting, Electronic Data Systems and Harris Corporation. In order to penetrate the "large size" market segment, the Company intends to pursue business co-ventures or subcontracting relationships with large systems integrators having greater financial resources and name recognition than the Company. The Company believes that, in the future, through an extensive marketing plan, it can build brand name awareness for its products and services. The Company cannot, however, assure that it will be successful in this strategy. See "Risk Factors - Competition" and "Business - Sales and Marketing".

       The Company believes that the mobile wireless computer communication technology sub- market is in its infancy. With the development of the Company's AMO system utilizing radio frequency networks as discussed above, the Company believes that, with sufficient resources, it will be capable of increasing its sale price range to between $75,000 and $1 million per installation, depending on the customer size and the extent and complexity of the system.

       The Company further believes that large software companies, communication equipment companies and computer hardware companies are currently not concentrating their resources on the law enforcement and public safety market because of that market's special requirements for secure radio operations and the particular applications and expertise needed to meet those special requirements. Additionally, most "large size" agencies have a general need for highly specific customized systems and systems integration. Generally, such companies that do have an interest in pursuing the law enforcement and public safety markets look for a business partner, like the Company, that has the necessary expertise to design and install law enforcement and public safety systems. The Company also believes that, as a "total solution" provider in the field of law enforcement and public safety computer technology, it is, subject to obtaining the appropriate resources, positioned to develop generic communications software protocols for secure on-line radio frequency mobile data transmission basic to almost all mobile computers for police, fire and EMS departments. See "Business - Products and Services" and "Business - Sales and Marketing".

Employees

       The Company currently has 13 full-time employees, including seven programmers, two sales and marketing employees, and four executive and administrative personnel. Management believes that its relations with its employees are satisfactory.

       The Company's Product Development Group performs research and development activities and its Customer Service Support Group handles installations, maintenance and service. The Company's new customers are trained by consultants who generally are retired and active-duty police officers from police departments that have systems installed by the Company. The Company's daily operations are managed by a software development manager, a manager of operations, and a director of technology.

Facilities

       The Company's executive offices are located at 77 Spruce Street, Cedarhurst, New York where it leases approximately 5,000 square feet of space. The premises are held pursuant to a five year double net lease expiring in September 2001 that provides for a base annual rental of approximately $85,000. The Company believes that its premises are adequate for its needs for the foreseeable future.

                                   MANAGEMENT

Executive Officers and Directors

       The names and ages of, and the positions held by, the executive officers and directors of the Company are set forth below.
                                                                     Class of
       Name            Age        Positions Held                 Directorship(1)
       ----            ---        --------------                 ---------------

Dong W. Lew             67       President,  Chief Operating            I
                                 Officer, Treasurer and Director

Mark Honigsfeld         42       Chairman of the Board,  Chief          II
                                 Executive Officer, Secretary
                                 and Director (2)

John P. Hefferon        51       Executive Vice President - Sales       -
                                 and Marketing

Doris H. Abruzzo        57       Vice President, Assistant              III
                                  Secretary and Director

----------

    (1) The Company's Certificate of Incorporation provides for three classes of directors. The term of each class is three years except that the initial term of office of the Class I directors will expire at the Company's annual meeting of stockholders in 1997 and the initial term of office of the Class II directors will expire at the Company's annual meeting in 1998.

    (2) Mr. Honigsfeld will become the Chief Executive Officer of the Company upon the closing date of this Offering. See "Management - Employment Agreements"

       Mark Honigsfeld
       ---------------

       Mr. Honigsfeld joined the Company as Chairman of the Board, Secretary and a director in August 1996 and, effective on the closing date of this Offering, he will assume the position of Chief Executive Officer of the Company. In 1978, he founded Facelifters Home Systems, Inc. ("FACE"), a cabinet manufacturing and installation company for which he served as Chief Executive Offer and Chairman of the Board until April 25, 1996. On such date, FACE, a publicly-traded company, was acquired by a New York Stock Exchange company in a transaction valued at approximately $70 million to FACE's stockholders. Prior to the merger, FACE's revenues on an annualized basis approached $50 million. As the founder, Chief Executive Officer and Chairman of the Board, Mr. Honigsfeld was directly involved in the planning  and  development  of  almost  all  areas  of  FACE's  business, including corporate finance, public offerings, investor relations, mergers and acquisitions, licensing, product design and engineering, sales and marketing, manufacturing, field installation, customer service, management information services and management training. Prior to the sale transaction, FACE had approximately 600 employees and associates representing its products and services at 28 locations in 14 states, approximately 135 telemarketing personnel, 180 direct sellers, 120 manufacturing employees and 165 supervisory, management and administrative personnel. In addition, FACE had working arrangements with approximately 175 independent contracting companies nationwide. Mr. Honigsfeld holds a Bachelor of Science Degree in Industrial Arts, magna cum laude, and a Master of Science Degree in Industrial Arts, with honors, from City College of the City University of New York.

       Dong W. Lew
       -----------

       Mr. Lew joined the Company in l988. He was elected a director and the President in August 1992 and was elected Treasurer in August 1996. He is a graduate of Massachusetts Institute of Technology (M.I.T.) with a Bachelor of Arts Degree in Business and Engineering Administration, and has over 25 years of experience in the computer industry. From 1981 to 1988, Mr. Lew was an independent computer consultant providing turnkey computer systems with custom software to the manufacturing and publishing industries. Prior to 1981, he was employed in computer systems design and managerial capacities by such firms as Mergenthaler, Inc., Harris-Intertype, Inc., and Codesco International, Inc.

       John P. Hefferon
       ----------------

       Mr. Hefferon joined the Company in October 1996 as Executive Vice President - Sales and Marketing. From January 1973 to January 1987, he served in various positions with Wang Laboratories, Inc. ("Wang Laboratories"), including sales representative, branch manager, district manager, Atlantic area director and Eastern Regional Vice President - Sales and Marketing of Wang Financial Information Services Corporation, a subsidiary of Wang Laboratories (a position he held for eleven years). From January 1987 to November 1988, Mr. Hefferon worked for Computer Leasing, Inc. where he was involved in arranging lease financing for multi-million dollar IBM mainframes in the Fortune 500 marketplace. From late 1988 through March 1990, Mr. Hefferon was Eastern Regional Director for Imnet, Inc., a start-up imaging software company. From March 1990 to August 1995, Mr. Hefferon served in several executive sales and marketing positions with Allerion, Inc., a network systems integrator. From August 1995 to October 1996, Mr. Hefferon served as Vice President - Sales of Ultradata Inc., an application software company.

       Doris H. Abruzzo
       ----------------

       Ms. Abruzzo joined the Company in April 1990 as Manager of Administrative Services. She has served as a member of the Board of Directors since September 1992 and was elected a Vice President and Assistant Secretary in October 1996. Ms. Abruzzo was employed from 1960 to 1974 as Administrative Assistant to a senior partner in the New York City law firm of LeBoeuf, Lamb, Leiby & MacRae. From 1975 until she joined the Company, Ms. Abruzzo held various administrative positions at Nassau Regional Off-Track Betting Corporation, the New York Mets, the New York Islanders, and Spencer Sports Media, Inc.

       Each Director will hold office until the next annual meeting of stockholders during the year in which the term of his or her class of directorship expires and until his or her successor is elected and qualified. Executive officers serve at the pleasure of the Board of Directors. See "Risk Factors - Control of the Company" and "Certain Relationships and Related Transactions".

       There is no family relationship among any of the Company's executive officers and directors.

Executive Compensation

       The following table provides summary information concerning cash and certain other compensation paid or accrued by the Company to, or on behalf of, Mr. Lew, the Company's President, during the last three fiscal years. No executive officer of the Company had a combined salary and bonus in excess of $100,000 for any year during such period.

                           Summary Compensation Table

                      Annual Compensation             Long-Term Compensation
                   --------------------------   --------------------------------
                                                        Awards           Payouts
                                                ----------------------   -------
Name and                                        Restricted  Securities
Principal                        Other Annual   Stock       Underlying   LTIP       All Other
Positions    Year  Salary  Bonus Compensation   Award(s)    Options      Payout   Compensation
---------    ----  ------  ----- ------------   --------    -------      ------   ------------

Dong W. Lew  1995  $70,980   -        -           -            -          -             -
President    1994   70,980   -        -           -            -          -             -
             1993   70,980   -        -           -            -          -             -


       Each non-employee director of the Company is entitled to receive a director's fee of $500 per meeting (other than telephonic meetings) and options to purchase 5,000 Common Shares of the Company each year at an exercise price equal to the market price of the Company's Common Shares on the date of the grant, and will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet regularly, as needed.

Employment Agreements

       The Company is a party to Employment Agreements with Mark Honigsfeld and Dong W. Lew, each for a term of three years, subject to continuing, automatic one year extensions unless either the Company or the individual notifies the other, at least 90 days prior to any annual anniversary date, of its desire not to extend the term thereof. Each Employment Agreement provides for earlier termination as discussed below.

       Pursuant to the Mr. Honigsfeld's Employment Agreement (which will commence upon the consummation of the Offering made hereby), Mr. Honigsfeld will serve as Chief Executive Officer, and will continue as Chairman of the Board, of the Company.

       Pursuant to Mr. Lew's Employment Agreement (which commenced as of October 1, 1996), Mr. Lew serves as President and Chief Operating Officer of the Company.

       The Employment Agreements provide for base annual compensation of $250,000 and $125,000 for Messrs. Honigsfeld and Lew, respectively. The Employment Agreement with Mr. Honigsfeld provides for a signing bonus in an amount equal to the economic value of all salary (based upon an annualized amount of $250,000), bonuses and benefits that would have been due to Mr. Honigsfeld if he had been employed by the Company as of October 1, 1996. Such amount will be due and payable to him on the closing date of this Offering (Mr. Honigsfeld being entitled to receive no other compensation from the Company prior to such time). The Employment Agreement for Mr. Lew provides for a signing bonus in the amount of $15,000 which will be paid to him on the closing date of this Offering. See "Use of Proceeds".

       In addition to base compensation, each of Messrs. Honigsfeld and Lew is entitled to receive (i) an annual bonus amount equal to a percentage of base salary (ranging from 7 1/2% to 20%) based upon the Company achieving certain sales levels (ranging from $3,750,000 to $6,000,000 in the initial year with $1,000,000 increased thresholds per year if the bonus is earned in a particular year) and (ii) an annual bonus based on the Company's earnings, if any, before income taxes (excluding, among other items, any one time non-recurring charges) ("EBITANC"). Such latter bonus for each ranges from 5% to 10% of EBITANC based on EBITANC thresholds ranging from $250,000 to $1,500,000.

       The Employment Agreements for Messrs. Honigsfeld and Lew provide that each is entitled to receive, for each year thereof, options for the purchase of 5,000 Common Shares of the Company for each $100,000 of EBITANC. Such options would be exercisable for a five year period at an exercise price of no less than 110% of the market value of the Common Shares on the date of the grant. Messrs. Honigsfeld and Lew are also entitled to receive an expense allowance of up to $500 per month and an automobile allowance in the amount of $1,000 per month.

       Each Employment Agreement provides that, notwithstanding the rolling three year term thereof, it may be terminated prior to such expiration date under the following circumstances: (i) death; (ii) total disability (as provided for in the Employment Agreements);
(iii) termination by the Company for "cause" (as defined in the Employment Agreements); (iv) termination by the Company at any time upon written notice to the employee; (v) termination by the employee upon 30 days written notice to the Company; (vi) termination by the employee at any time for "good reason" (as defined in the Employment Agreements); or (vii) termination by the Company at any time within 12 months after a "change in control" (as defined in the Employment Agreements). Additionally, Mr. Honigsfeld's Employment Agreement allows him to devote up to 10% of his working time to other endeavors which are not in competition with the Company.

       The Employment Agreements provide for compensation under certain circumstances upon termination of employment (in addition to accrued but unpaid compensation) as follows: (i) in the event of the employee's death, the employee's estate or spouse shall be entitled to receive an amount equal to the employee's monthly salary as of the date of death multiplied by the number of full years that he was an employee of the Company or a subsidiary or a predecessor in interest thereof; (ii) in the event of termination of an Employment Agreement due to disability, the employee shall be entitled to receive an amount equal to his monthly salary as of the date of termination of such Employment Agreement, multiplied by the number of full years that he was an employee of the Company or a subsidiary or a predecessor in interest thereof (but, in no event, would the disabled employee be entitled to an amount equal to less than six months of salary); and (iii) in the event of termination of employment by the Company following a "change of control" or for any reason other than death, disability or "cause", or in the event of termination of an Employment Agreement by the employee for "good reason", the employee shall be entitled to receive his full salary for the unexpired term of such agreement, without mitigation of damages based upon employment obtained elsewhere.

       The Employment Agreements provide for a restriction on the solicitation of customers of the Company for a period of two years following termination thereof, and a covenant not to compete with the Company for a period of six months following termination of employment for cause. See "Risk Factors - New Management Team; Dependence on Executive Management; Honigsfeld
Agreement with Third Party; Need to Retain Key Personnel".

Stock Option Plan

       The Company's 1996 Stock Option Plan (the "1996 Plan") provides for the grant of options intended to qualify as "incentive stock options" ("ISOs") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not intended to so qualify ("Nonstatutory Stock Options"). The total number of Common Shares reserved for issuance under the 1996 Plan is 2,000,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change) plus an indeterminate number of Common Shares issuable upon the exercise of "reload options".

       The 1996 Plan is presently administered by the Board of Directors of the Company, which selects the eligible persons to whom options shall be granted, determines the number of Common

Shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the 1996 Plan and, subject to certain limitations, may amend the 1996 Plan. Each option granted under the 1996 Plan is evidenced by a written agreement between the Company and the optionee.

       Options may be granted to all full-time employees (including officers) and directors of, and certain consultants and advisors to, the Company or any subsidiary of the Company.

       The exercise price for ISOs granted under the 1996 Plan may not be less than the fair market value of the Common Shares on the date the option is granted, except for ISOs granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the Common Shares on the date the option is granted. The exercise price for Nonstatutory Stock Options is determined by the Board of Directors. ISOs granted under the 1996 Plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of Nonstatutory Stock Options is determined by the Board of Directors. Options granted under the 1996 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be granted to any individual person in any calendar year is limited; however, there is no limit as to Nonstatutory Stock Options. The Company and the Underwriter have agreed that, for a period of one year after the date of this Prospectus, there shall not be outstanding more than 1,100,000 options and warrants (excluding the Bridge Warrants and Underwriter's Warrants).

Stock Option Grants; Warrants

       As of the date of this Offering, there are outstanding options and warrants for the purchase of an aggregate of 501,450 Common Shares with exercise prices ranging from $.30 to $5.00 per share (including options held by Messrs. Honigsfeld and Lew for the purchase of 233,000 and 156,950 shares, respectively, at an exercise price of $.30 per share). All grants were at exercise prices at least equal to the fair market value of the Company's Common Shares on the date of grant, as determined by the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

       The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of the outstanding Common Shares of the Company by (i) any holder of more than 5% of the outstanding Common Shares; (ii) the Company's directors; (iii) the directors and executive officers of the Company as a group; and (iv) the Selling Stockholders. The number of Common Shares under the column below entitled "Number of Common Shares Beneficially Owned Before the Offering" includes Common Shares underlying the Bridge Warrants (which become exercisable upon the consummation of the Offering) held by certain persons as indicated in the footnotes following the table.

Name and Address      Number of Common                      Number of Common
of Beneficial Owner;  Shares Beneficially   Number of       Shares Beneficially    Percentage of Class(1)
                                                                                   ----------------------
Name of Selling       Owned Before the      Common Shares   Owned After the        Before        After
Stockholder           Offering              Offered Hereby  Offering               Offering      Offering
--------------------  -------------------   --------------  -------------------    --------      --------

Dong W. Lew(2)        1,502,650(3)(4)(5)      39,200           563,200(3)           100.0%         26.3%
Mark Honigsfeld(2)      596,800(3)(6)         33,600           563,200               47.6%         25.4%
Murray Gross(7 )        103,075(3)(8)        103,075                 0               10.2%           -
Robert H. Solomon(9)    100,275(3)(10)       100,275                 0                9.1%           -
Robert LoRusso(11)      100,100(3)           100,100                 0               10.1%           -
Harvey Bibicoff(12)      70,000(13)           70,000                 0                6.9%           -
Apollo Equities(14)      56,000(13)           56,000                 0                5.4%           -
James Favia              42,000(13            42,000                 0                4.1%           -
Sydney Gluck             22,400(13)           22,400                 0                2.2%           -
Steven Wallitt           16,800(13)           16,800                 0                1.7%           -
John Eckhoff             14,000(13)           14,000                 0                1.4%           -
Kenneth Moschetto        14,000(13)           14,000                 0                1.4%           -
Lawrence Levine          11,200(13            11,200                 0                1.1%           -
Maretza Jimenez
  Campos                 11,200(13)           11,200                 0                1.1%           -
Lori Siegal              11,200(13)           11,200                 0                1.1%           -
Horizon Acquisitions      8,400(13)            8,400                 0                  *            -
Stuart Copperman          5,600(13)            5,600                 0                  *            -
Teddy Selinger            5,600(13)            5,600                 0                  *            -
John P. Hefferon          5,600(13)            5,600                 0                  *            -
Scott Cohen               2,800(13)            2,800                 0                  *            -
Peter Guardino            2,800(13)            2,800                 0                  *            -
James Portnof             2,800(13)            2,800                 0                  *            -
Windsor L. P.             2,800(13)            2,800                 0                  *            -
Doris H. Abruzzo (2)          0                    0                 0                  -            -
Directors and executive
  officers as a group
  (4 persons)         1,508,250(3)(4)         78,400          1,126,40               100.0%        47.8%
                               (5)(6)
                               (15)

------------------------
       * Less than 1%.

(1) Does not give effect to the exercise of the Underwriter's Overallotment Option or the Underwriter's Warrants. See "Underwriting".

(2) The address for Messrs. Lew and Honigsfeld and Ms. Abruzzo is 77 Spruce Street, Cedarhurst, New York.

(3) The number of Shares reflected as being owned by Mr. Lew before the Offering includes all shares beneficially owned by Messrs. Honigsfeld, LoRusso, Gross and Solomon as such shares are subject to a limited irrevocable proxy which will expire upon consummation of this Offering. See "Certain Relationships and Related Transactions".

(4) Includes 156,950 shares issuable upon the exercise of options granted under the 1996 Plan and 39,200 shares issuable upon exercise of the Bridge Warrants.

(5) In October 1996, the Company made a $70,000 loan to Mr. Lew, the proceeds of which were utilized by him to participate in the Bridge Financing. A floating number of shares owned by Mr. Lew, having a value equal to 120% of the declining balance of the loan amount, serve to secure the repayment of the loan. Mr. Lew retains voting rights to such shares unless and until there is a default under the terms of the loan. As of the date hereof, approximately 16,800 of Mr. Lew's shares were subject to the pledge (based upon a fair market value of $5.00 per share). See "Certain Relationships and Related Transactions".

(6) Includes 233,000 shares issuable upon the exercise of options granted under the 1996 Plan and 33,600 shares issuable upon the exercise of Bridge Warrants. Also includes 330,200 shares held by the Mark Honigsfeld Living Trust dated March 27, 1996 whose sole beneficiary is Mr. Honigsfeld's wife. Mr. Honigsfeld, the settlor and trustee of the trust, has the right to terminate the trust and receive the shares.

(7) Mr. Gross's address is 6539 Waggoner Drive, Dallas, Texas.

(8) Includes 28,000 shares issuable upon the exercise of the Bridge Warrants.

(9) Mr. Solomon's address is 68 West Park Avenue, Long Beach, New York.

(10)Includes 25,200 shares issuable upon the exercise of the Bridge Warrants.

(11)Mr. LoRusso's address is 410 Jericho Turnpike, Jericho, New York.

(12)Mr. Bibicoff's address is 55 Maple Run Drive, Jericho, New York.

(13)Represents shares issuable upon the exercise of the Bridge Warrants.

(14)Apollo Equities' address is 30 Broad Street, New York, New York.

(15)Includes 5,600 shares issuable to Mr. Hefferon upon the exercise of the Bridge Warrants.

       The Company will not receive any of the proceeds from the resale of the Common Shares by the Selling Stockholders. The Common Shares held by the Selling Stockholders may be resold at any time following the date of this Prospectus, subject to an agreement between each of the Bridge Lenders and the Underwriter restricting the transfer of the Common Shares for a period of six months without the Underwriter's consent. The sale of such Common Shares or the potential of such sales at any time may have an adverse effect on the market prices of the Common Shares offered hereby. See "Risk Factors - Shares Eligible For Future Sale May Adversely Affect the Market".

       The Common Shares offered may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such Common

Shares through underwriters, dealers, or agents. The distribution of Common Shares by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of Common Shares. The Common Shares offered by the Selling Stockholders may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions in which the broker solicits purchasers; and (iv) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. The Selling Stockholders and intermediaries through whom such Common Shares are sold may be deemed "underwriters" within the meaning of the Act with respect to the Common Shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

       At the time a particular offer of Common Shares is made by or on behalf of a Selling Stockholder, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Common Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Shares purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Effective August 1996, the Company issued 330,200 Common Shares to the Mark Honigsfeld Living Trust dated March 27, 1996 (the "Honigsfeld Trust") in consideration for $.30 per share or an aggregate price of $99,060. Mr. Honigsfeld, the settlor and trustee of the Honigsfeld Trust, has the right to terminate it and receive the Common Shares. Mr. Honigsfeld's wife is the sole beneficiary of the Honigsfeld Trust. Upon Mr. Honigsfeld accepting the position as Chairman of the Board, he was issued an option to acquire up to 233,000 Common Shares of the Company pursuant to the 1996 Plan at an exercise price of $.30 per share.

       In October 1996, the Company repurchased 65,000 Common Shares and canceled warrants for the purchase of 50,700 Common Shares (the "Repurchase Agreements") from 13 individuals (the "Minority Stockholders"), such repurchases occurring upon the consummation of the Bridge Financing. Pursuant to the Repurchase Agreements, the Minority Stockholders were paid $.30 per share and received new warrants exercisable for a five year period to purchase an aggregate of 31,200 Common Shares at an exercise price of $5.00 per share. Concurrently with the closing of the Bridge Financing, the Company also entered into a certain Consulting Agreement with one of the

Minority Stockholders (who was the Company's founder) providing for a one-time payment of $25,290 at such closing.

       In October 1996, the Company loaned $70,000 to Dong W. Lew, President and Chief Operating Officer of the Company, for purposes of his participation in the Bridge Financing. Such loan is evidenced by a promissory note, providing for the payment of principal and interest at the rate of 8% per annum in 120 equal monthly installments. Payment of the promissory note is secured by a pledge of a floating number of Common Shares of the Company having a value equal to 120% of the declining balance of the loan amount. Such value is $5.00 per share as of the date of this Prospectus, and, accordingly, approximately 16,800 of Mr. Lew's Common Shares are subject to the pledge as of the date of this Prospectus. All voting rights to such shares remain with Mr. Lew except in the event of a default on the payment of the promissory note.

                            DESCRIPTION OF SECURITIES

Common Shares

       The Company is authorized to issue up to 20,000,000 Common Shares, par value $.01 per share, of which 986,700 shares are issued and outstanding as of the date of this Prospectus. All of the issued and outstanding Common Shares are validly issued, fully paid and non-assessable. An additional 932,650 Common Shares are reserved for issuance upon the exercise of outstanding options and warrants, including the Bridge Warrants.

       Holders of the Common Shares of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the Common Shares. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Shares, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Shares. The Common Shares are not subject to any liability for further assessments. There are no conversion or redemption privileges, nor any sinking fund provisions, with respect to the Common Shares, and the Common Shares are not subject to call. The holders of the Common Shares do not have any preemptive or other subscription rights.

       Holders of the Common Shares are entitled to cast one vote for each share held at all stockholders' meetings including the annual meeting for the election of directors. The Common Shares do not have cumulative voting rights.

Preferred Shares

       The Company's Certificate of Incorporation authorizes 1,000,000 "blank check" Preferred Shares, par value $.01 per share, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Shares, to issue

Preferred Shares from time to time in one or more series, to fix the number of shares constituting any series and the stated value thereof, if different from the par value, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such series. As of the date of this Prospectus, there are no Preferred Shares issued and outstanding, and the Company has no plans to issue any Preferred Shares.

Delaware Anti-Takeover Law

       The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a Delaware public corporation from engaging in a 'business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder,  unless  it is  approved  in a  prescribed  manner.  As a result of
Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Limitation on Liability of Directors; Indemnification

       Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

       Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law. The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws, any agreement, vote of stockholders or otherwise.

       The effect of the foregoing is to require the Company, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       In connection with the Offering, the Underwriter has agreed to indemnify the Company, its directors, officers, and each person who controls the Company within the meaning of Section 15 of the Act with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the Registration Statement, the Prospectus, or any such amendment or supplement thereto.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Transfer Agent

       The transfer agent for the Company's Common Shares is American Stock Transfer Company.


                                  UNDERWRITING

General

       Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriter has agreed to purchase the 1,000,000 Common Shares offered hereby from the Company on a "firm commitment" basis, if any are purchased. The Underwriter has advised the Company that it proposes to offer the Common Shares to the public at a price of $5.00 per Common Share, as set forth on the cover page of this Prospectus, and that it may allow to certain dealers who are NASD members concessions not to exceed $___ per Common Share, of which an amount not in excess of $___ per Common Share may be reallowed to other dealers who are members of the NASD. After the Offering, the public offering price, concession and reallowance may be changed by the Underwriter.

       The Company has granted an Overallotment Option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 150,000 additional Common Shares at the Offering price, less the underwriting discount, to cover overallotments, if any.

       The  Underwriting  Agreement  provides  for  reciprocal   indemnification
between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

       The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the aggregate Offering price of the Common Shares offered hereby, including any Common Shares purchased pursuant to the Overallotment Option, $50,000 of which has already been paid.

       The Company has agreed to sell to the Underwriter, or its designees, warrants to purchase an aggregate of 10% of the Common Shares sold pursuant to this Offering, exclusive of the exercise of the Underwriter's Overallotment Option, for a purchase price of one mil ($.001) per warrant (the "Underwriter's Warrants"). The Underwriter's Warrants shall be exercisable during a four year period commencing one year from the closing date of this Offering. Any profits realized upon the sale of the Common Shares issuable upon exercise of the Underwriter's Warrants may be deemed to be additional underwriting compensation. The exercise price of the Common Shares issuable upon exercise of the Underwriter's Warrant shall be $5.50 per share (110% of the initial public offering price of the Common Shares). The exercise price of the Underwriter's Warrants and the number of Common Shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Warrants, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Shares with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Warrants are outstanding. At any time when the holders of the Underwriter's Warrants might be expected to exercise them, the Company would probably be able to obtain additional capital on more favorable terms. The Company has granted the Underwriter certain "demand" and "piggyback" registration rights with respect to the Underwriter's Warrants and the underlying Common Shares.

       At the closing of the sale of the Common Shares offered hereby, the Company will enter into a three year financial advisory and investment banking agreement with the Underwriter, pursuant to which the Company will be obligated to pay the Underwriter $108,000 in advance for financial and investment advisory services to the Company.

       The Company has granted the Underwriter a right of first refusal, for a period of three years following the date of this Prospectus, on terms at least as favorable as can be obtained from other sources, to act as lead manager, placement agent or investment banker with respect to any underwritten public or private offering of securities by the Company in the United States or in connection with any merger, acquisition or disposition of assets of the Company, if the Company requires such services. In the event of a contemplated offering of at least $15,000,000, the Company shall have the right to terminate the right of first refusal upon payment of $200,000 to the Underwriter. At the closing of this Offering, the Company and the Underwriter will also enter into a non-exclusive merger and acquisition agreement pursuant to which the Underwriter would be compensated at the rate of between 2% - 5% of the value of any consummated transaction with respect to which the Company was introduced to the other party by the Underwriter.

       Additionally, for a period of three years following the date of this Prospectus, the Underwriter has been granted the right to sell, for the account of any officer, director or holder of 5% or more of the Company's Common Shares (collectively, the "Insiders"), any of the Company's securities which the Insiders propose to sell pursuant to Rule 144 promulgated under the Act, on terms at least as favorable as the Insiders can secure elsewhere.

       The Company has also agreed to have a designee of the Underwriter serve as a director of the Company, or as an observer of the Board of Directors, for a period of three years following the date of this Prospectus.

       The Company's current stockholders, have agreed that, except with respect to the Common Shares underlying the Bridge Warrants owned by them, they will not transfer any of their Common Shares publicly for a period of one year following the date of this Prospectus without the prior consent of the Underwriter. Additionally, the Selling Stockholders (including current stockholders with respect to the Common Shares underlying Bridge Warrants owned by them) have agreed that they will not transfer any of their Common Shares publicly for a period of six months following the date of this Prospectus without the consent of the Underwriter. Notwithstanding the foregoing, Robert LoRusso, Murray Gross and Robert H. Solomon, principal stockholders of the Company, are exempt from such consent requirement with respect to the 100,100, 75,075 and 75,075 Common Shares, respectively, owned by them. See "Principal and Selling Stockholders".

       The Company has agreed not to issue any equity securities, or securities convertible into, or exchangeable or exercisable for, equity securities, for a period of twelve months from the date of this Prospectus, except that the Company may issue (i) Common Shares upon the exercise of the Bridge Warrants and the Underwriter's Warrants, (ii) Common Shares upon the exercise of the Other Derivative Securities, that are currently outstanding, as well as upon the exercise of options hereafter granted, of up to 1,100,000 Common Shares in the aggregate, and (iii) Common Shares and Preferred Shares in connection with a merger or acquisition transaction.

       The foregoing is a summary of certain provisions of the Underwriting Agreement and Underwriter's Warrants which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

       The Underwriter, a registered broker-dealer, purchases and sells securities on behalf of its customers. The Underwriter also engages in investment banking activities and provides companies with financial advisory services. This is the first offering underwritten by the Underwriter. See "Risk Factors - Inexperience of Underwriter".

Determination of Public Offering Price

       Prior to this Offering, there has been no public market for the Common Shares. The initial public offering price for the Common Shares has been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this Offering and the demand for similar securities of comparable companies. The public offering price of the Common Shares does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

       The Company anticipates that the Common Shares will be listed for quotation on The Nasdaq SmallCap Market under the symbol "CODI", but there can be no assurance that an active trading market will develop, even if the securities are accepted for quotation. The Underwriter intends to make a market in the Common Shares of the Company.

                                  LEGAL MATTERS

       The validity of the securities being offered hereby will be passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554. Certain legal matters will be passed upon for the Underwriter by Blodnick, Blodnick & Zelin, P.C., 2 Expressway Plaza, Suite 200, Roslyn Heights, New York 11577.

                                     EXPERTS

       The financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1995 and 1994 included in this Prospectus have been audited by Lazar, Levine & Company LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

       The Company has filed a Registration Statement on Form SB-2 under the Act with the Commission in Washington, D.C. with respect to the Common Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Furthermore, the Commission maintains a Web site that will contain reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

                        - INDEX TO FINANCIAL STATEMENTS -


                                                                      Page(s)

Independent Auditors' Report                                          F - 2

Financial Statements:

   Balance Sheets as of September 30, 1996 (unaudited)                F - 3
   and December 31, 1995

   Statements of Operations for the Nine Month Periods                F - 4
   Ended September 30, 1996 and 1995 (unaudited) and for the Years Ended December 31, 1995 and 1994

   Statement of Shareholders' Equity for the Two Years                F - 5
   in the Period Ended December 31, 1995 and for the Nine Month Period Ended September 30, 1996 (unaudited)

   Statements of Cash Flows for the Nine Month Periods                F - 6
   Ended September 30, 1996 and 1995 (unaudited) and for the Years Ended December 31, 1995 and 1994

Notes to Financial Statements                                         F - 7

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders
Compu-DAWN, Inc.
Cedarhurst, New York



We have audited the accompanying balance sheet of Compu-DAWN, Inc. as of December 31, 1995 and the statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compu-DAWN, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.





                                                     LAZAR, LEVINE & COMPANY LLP




New York, New York
November 14, 1996

                                Compu-DAWN, Inc.
                                 BALANCE SHEETS
                                   - ASSETS -

                                                                                     September 30,         December 31,
                                                                                        1996                  1995
                                                                                     -------------         ------------
                                                                                     (unaudited)
CURRENT ASSETS:
   Cash (Note 2b)                                                                    $   57,172             $105,962
   Accounts receivable, net of allowances for doubtful accounts of
      $21,000 and $18,000 for 1996 and 1995, respectively (Note 2b)                     332,449              218,466
   Prepaid expenses                                                                      -                     2,567
                                                                                    -----------            ---------

TOTAL CURRENT ASSETS                                                                    389,621              326,995
                                                                                    -----------            ---------

FIXED ASSETS (Notes 2c, 3 and 4)                                                         29,996               45,265
                                                                                    -----------            ---------

OTHER ASSETS:
   Deferred offering costs (Note 10)                                                     15,000               -
   Deferred financing costs (Note 9a)                                                    10,460               -
   Deferred income taxes (Notes 2f and 7)                                                 6,200                6,200
   Security deposits                                                                      6,780                6,780
                                                                                    -----------           ----------
                                                                                         38,440               12,980
                                                                                    -----------           ----------

                                                                                     $  458,057             $385,240
                                                                                    ===========           ==========

                    - LIABILITIES AND SHAREHOLDERS' EQUITY -
CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                             $   42,838            $  38,442
   Deferred revenue (Note 2d)                                                           179,126               30,030
   Current portion of long-term debt (Note 4a)                                            1,524               22,351
   Capitalized lease payable - current (Note 4b)                                          2,998                2,442
   Income taxes payable (Note 2f and 7)                                                  79,845               93,551
                                                                                    -----------            ---------

TOTAL CURRENT LIABILITIES                                                               306,331              186,816
                                                                                     ----------            ---------

NON-CURRENT LIABILITIES:
   Equipment loans payable (Note 4a)                                                     -                     2,958
   Capitalized lease (Note 4b)                                                            1,840                4,191
   Deferred rent liability (Note 8)                                                      17,281               26,430
                                                                                    -----------            ---------
                                                                                         19,121               33,579
                                                                                    -----------            ---------

COMMITMENTS AND CONTINGENCIES (Notes 6, 8, 9 and 10)

SHAREHOLDERS' EQUITY  (Note 5):
   Preferred stock, $.01 par value; 1,000,000 shares authorized,
      none issued or outstanding                                                          -                    -
   Common stock, $.01 par value, 20,000,000 shares authorized,
      1,051,700 and 1,157,000 shares issued for 1996 and 1995,
      respectively                                                                       10,517               11,570
   Additional paid-in capital                                                           158,118               54,430
   Retained earnings                                                                    138,105              170,345
                                                                                      ---------            ---------
                                                                                        306,740              236,345
   Less:    treasury stock, 685,750 shares at cost for 1995                              -                   (71,500)
            stock subscriptions receivable, 580,450 shares                             (174,135)              -
                                                                                     ----------               ------
                                                                                        132,605              164,845
                                                                                     ----------            ---------

                                                                                     $  458,057             $385,240
                                                                                     ==========             ========

   The accompanying notes are an integral part of these financial statements.

                                Compu-DAWN, Inc.
                            STATEMENTS OF OPERATIONS



                                                     For the Nine Months Ended                      For the Year Ended
                                                           September 30,                              December 31,
                                                ---------------------------------           -------------------------------
                                                     1996                  1995                  1995               1994
                                                -----------             ---------           ------------       ------------
                                                 (unaudited)           (unaudited)
REVENUES (Notes 2d and 6):
   Software sales                                  $280,075              $635,148            $   817,271        $   964,908
   Maintenance income                               198,639               144,570                222,910            189,787
                                                  ---------             ---------           ------------       ------------
                                                    478,714               779,718              1,040,181          1,154,695
                                                  ---------             ---------            -----------        -----------

COSTS AND EXPENSES:
   Programming costs and expenses                   142,679               297,450                404,165            539,328
   General and administrative expenses              262,706               278,741                365,760            378,828
   Research and development (Note 2e)               111,382                99,015                140,275            126,517
                                                  ---------             ---------           ------------       ------------
                                                    516,767               675,206                910,200          1,044,673
                                                  ---------             ---------           ------------        -----------

INCOME (LOSS) FROM
   OPERATIONS                                       (38,053)              104,512                129,981            110,022
                                                  ---------             ---------           ------------       ------------

OTHER INCOME (EXPENSES):
   Interest income                                    1,728                   593                  1,367             -
   Interest expense                                    (814)                 (253)                  (993)            (4,487)
   Loss on abandonment of lease                      (5,378)               -                      -                  -
                                                 ----------            ----------          -------------      --------------
                                                     (4,464)                  340                    374             (4,487)
                                                 ----------            ----------          -------------      -------------

INCOME (LOSS) BEFORE
   PROVISION (CREDIT)
   FOR INCOME TAXES                                 (42,517)              104,852                130,355            105,535

   Provision (credit) for income taxes
      (Notes 2f and 7)                              (10,277)               41,579                 51,695             37,085
                                                  ---------             ---------           ------------       ------------

NET INCOME (LOSS)                                 $ (32,240)            $  63,273           $     78,660       $     68,450
                                                  =========             =========           ============       ============


EARNINGS (LOSS) PER
   COMMON SHARE (Note 2g)                             $(.02)                 $.03                   $.04               $.04
                                                      =====                  ====                   ====               ====


WEIGHTED AVERAGE NUMBER
   OF COMMON AND COMMON
   EQUIVALENT SHARES
   OUTSTANDING (Note 2g)                          1,829,483             1,829,483              1,829,483          1,829,483
                                                  =========             =========              =========          =========



                           The accompanying  notes are an integral part of these
financial statements.

                                Compu-DAWN, Inc.
                        STATEMENT OF SHAREHOLDERS' EQUITY


                                                                     Additional                             Stock          Total
                               Preferred          Common Stock        Paid-in     Retained    Treasury  Subscriptions  Shareholders'
                                            ----------------------
                                 Stock        Shares        Amount    Capital     Earnings     Stock      Receivable      Equity
                               ---------    ---------     --------   ----------   --------    --------  -------------   --------

Balance at January 1, 1994
   (Note 5)                     $  -        1,157,000      $11,570    $ 54,430    $ 23,235    $  -       $     -       $  89,235

   Net income                      -             -            -           -         68,450       -             -          68,450

   Purchases of treasury stock,
     578,500 shares at cost
     (Note 5)                      -             -            -           -           -       (38,500)         -         (38,500)
                               ---------    ---------     --------   ----------   --------    --------     ---------    ---------

Balance at December 31, 1994       -        1,157,000       11,570      54,430      91,685    (38,500)         -         119,185

   Net income                      -             -            -           -         78,660       -             -          78,660

   Purchases of treasury stock,
     107,250 shares at cost
     (Note 5)                      -             -            -           -           -       (33,000)         -         (33,000)
                                --------    ---------     --------   ----------   --------    --------     ---------    ---------

Balance at December 31, 1995       -        1,157,000       11,570      54,430     170,345    (71,500)         -         164,845

   Cancellation of shares
     held in treasury              -         (685,750)      (6,858)    (64,642)       -        71,500          -            -

   Issuances of common stock
     (Note 5)                      -          580,450        5,805     168,330        -          -         (174,135)        -

   Net loss (unaudited)            -             -             -          -        (32,240)      -             -         (32,240)
                                --------    ---------     --------   ----------   --------    -------      ---------    ---------

BALANCE AT SEPTEMBER
   30, 1996 (unaudited)         $  -        1,051,700       $10,517   $158,118    $138,105   $   -        $(174,135)    $132,605
                                ========    =========       =======   ========    ========   ========      =========    =========


           The  accompanying  notes are an integral  part of these financial statements.

                                Compu-DAWN, Inc.
                            STATEMENTS OF CASH FLOWS

                                                          For the Nine Months Ended          For the Year Ended
                                                                 September 30,                     December 31,
                                                       -------------------------------   -----------------------------
                                                             1996            1995             1995             1994
                                                       -------------     -------------   -----------        ----------
                                                        (unaudited)      (unaudited)
INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash received from customers                        $  510,826       $  788,994       $1,027,473        $1,162,279
   Cash paid to suppliers and employees                  (506,061)        (731,855)        (977,193)         (924,227)
   Interest paid                                             (814)            (253)            (993)             -
   Interest received                                        1,728              593            1,367              -
   Income taxes paid                                       (3,429)            (421)            -               (1,850)
                                                       -----------       -----------    ------------      ------------
   Net cash provided by operating activities                2,250           57,058           50,654           236,202
                                                       -----------       -----------    ------------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                  -             (12,158)         (29,232)          (13,830)
   Payment of security deposits                              -              (3,480)          (3,480)             -
                                                       -----------       -----------    ------------      ------------
   Net cash (utilized) by investing activities               -             (15,638)         (32,712)          (13,830)
                                                       -----------       -----------    ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments for treasury shares acquired                  (17,833)         (19,415)         (29,167)          (24,500)
   Proceeds from long-term debt                              -                -                -               11,000
   Principal payments of other long-term debt              (5,952)         (52,072)         (67,235)          (50,980)
   Payments of capital lease obligations                   (1,795)            -              (1,661)             -
   Payments of expenses in connection with debt
     and equity offerings                                 (25,460)            -                -                 -
                                                       -----------       -----------    ------------      ------------
   Net cash (utilized) by financing activities            (51,040)         (71,487)         (98,063)          (64,480)
                                                       -----------       -----------    ------------      ------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                       (48,790)         (30,067)         (80,121)          157,892

   Cash and cash equivalents, beginning of period         105,962          186,083          186,083            28,191
                                                       -----------      -----------      -----------      ------------

CASH AND CASH EQUIVALENTS,
   END OF PERIOD                                      $    57,172       $  156,016       $  105,962        $  186,083
                                                      ===========       ===========       ==========        ==========

RECONCILIATION OF NET INCOME (LOSS)
   TO NET CASH PROVIDED BY OPERATING
   ACTIVITIES:
   Net income (loss)                                  $   (32,240)      $   63,273      $    78,660       $    68,450
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
        Depreciation                                        9,891            7,700           12,370             3,948
        Allowance for doubtful accounts                     3,000           13,000           13,000             5,000
        Deferred rent liability                            (9,149)            -              26,430              -
        Loss on abandonment of lease                        5,378             -                -                 -
   Changes in assets and liabilities:
     (Increase) decrease in accounts receivable          (116,983)         (17,864)         (28,139)           19,994
     Decrease in prepaid expenses                           2,567            1,376              501            12,307
     (Increase) in deferred income taxes                     -                -              (4,450)           (1,750)
     Increase (decrease) in accounts payable
        and accrued expenses                                4,396          (79,567)        (119,715)          103,678
     Increase (decrease) in deferred revenue              149,096           27,140           15,430           (12,410)
     Increase (decrease) in income taxes payable          (13,706)          42,000           56,567            36,985
                                                      -----------       ----------       -----------      ------------

NET CASH PROVIDED BY OPERATING
   ACTIVITIES                                         $    2,250       $    57,058      $    50,654       $   236,202
                                                      ===========       ===========      ===========       ===========


                             The  accompanying  notes  are an  integral  part of these financial statements.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   1  -     DESCRIPTION OF COMPANY:

                Compu-DAWN,  Inc., the Company,  was incorporated under the name of Coastal Computer Systems, Inc., in New York on March 31, 1983, and was reincorporated in Delaware under its present name on October 18, 1996. The Company is engaged in the business of designing, developing, licensing, installing and servicing computer software products and systems predominantly for public safety and law enforcement agencies. The Company's customers, to date, are primarily located in New York State.


NOTE   2  -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                The  Company's   accounting  policies  are  in  accordance  with
                generally accepted accounting principles. Outlined below are those policies which are considered particularly significant.

         (a)    Use of Estimates:

                In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

         (b)    Concentration of Credit Risk:

                Financial  instruments that  potentially  subject the Company to
                concentration  of  credit  risk  consist   principally  of  cash
                investments and accounts receivable.

                The Company maintains, at times, deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the soundness of these financial institutions and feels the Company's risk is negligible.

                Management believes that concentrations of credit risk with respect to accounts receivable are limited due to the Company's methods of progress billings and collections.

         (c)    Fixed Assets:

                Fixed assets are recorded at cost. Depreciation of fixed assets is provided on a straight-line basis as follows:

                       Computer equipment                  3 years
                       Furniture and fixtures              5 years
                       Motor vehicles                      5 years

                Maintenance and repairs are expensed as incurred.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   2  -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

         (c)    Fixed Assets  (continued):

                Depreciation and amortization expense for the years ended December 31, 1995 and 1994 aggregated $12,370 and $3,948, respectively. Depreciation and amortization expense for the nine month periods ended September 30, 1996 and 1995 aggregated $9,891 and $7,700, respectively.


         (d)    Revenue Recognition:

                The Company generates revenues from the granting of nonexclusive, non-transferable and non- assignable licenses to use software it has developed, through fixed price contracts. Revenues from such fixed price contracts are recognized using the percentage of completion method of accounting. The Company retains title to the software and warranties that it will provide technical support and repair any defects in the software at no charge. The warranty period for each contract is negotiated individually, for periods ranging from 90 days to three years. To date, repair costs have been minimal and therefore the Company has not established a reserve for such warranty costs.

                In addition, the Company provides post contract customer support to licensees of its software. Revenues from such services are recognized ratably over the period of performance. Fees billed and/or received prior to performance of services are reflected as deferred revenue.

         (e)    Software Development Costs:

                The  Company   reflects  costs  incurred  in  establishing   the
                technological feasibility of a computer software product to be leased or sold as research and development costs and expenses such costs in the period incurred. Research and development costs for the years ended December 31, 1995 and 1994 aggregated $140,275 and $126,517, respectively. Research and development costs for the nine month periods ended September 30, 1996 and 1995 aggregated $111,382 and $99,015, respectively.

                After technological feasibility has been established, all costs incurred on the software product are to be capitalized and amortized on a product by product basis. Capitalization of computer software costs is discontinued when the product is available to be sold or leased.

                To date, the Company has only sold or leased software which has been developed for specific customers. As such, all costs incurred have been expensed as research and development costs.

                Costs associated with post contract customer support (maintenance) are charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   2  -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):


         (f)    Income Taxes:

                The Company has adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

         (g)    Earnings Per Share:

                Earnings per share has been computed on the basis of the weighted average number of common shares and common equivalent shares outstanding during each period presented. In accordance with the rules of the Securities and Exchange Commission, all shares issued and "cheap" options and warrants are being treated as outstanding for all periods presented.

         (h)    Statements of Cash Flows:

                For  purposes  of the  statements  of cash  flows,  the  Company
                considers  all  highly  liquid   investments  with  an  original
                maturity of three months or less to be cash equivalents.

                During 1995, the Company incurred a capital lease obligation of $7,271, in connection with the purchase of furniture and fixtures.

         (i)    Unaudited Interim Financial Data:

                The unaudited financial statements for the periods ended September 30, 1996 and 1995 reflect all adjustments, all of which are of a normal recurring nature, and which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented and are not necessarily indicative of full year results.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   3  -  FIXED ASSETS:

             Fixed assets consist of the following:

                                                   September 30,   December 31,
                                                      1996            1995
                                                   -------------   ------------

             Computer equipment                      $100,254       $100,254
             Furniture and fixtures                     6,389          6,389
             Motor vehicles                            24,445         24,445
             Leasehold improvements                      -            10,756
             Assets under capitalized leases            7,889          7,889
                                                     ---------      ---------
                                                      138,977        149,733
             Less: accumulated depreciation and
                   amortization                       108,981        104,468
                                                     ---------      ---------
                                                     $ 29,996       $ 45,265
                                                     =========      =========


NOTE 4 - LONG-TERM DEBT:

     (a) Notes Payable:

     Term notes payable consist of the following:

                                                   September 30,   December 31,
                                                      1996            1995
                                                   -------------   ------------

     Installment notes payable re: purchases
     of treasury stock, non-interest bearing       $   -            $21,583

     Equipment notes payable in monthly
     installments of $258, with interest at
     an annual rate of 6%, through March 1997         1,524           3,726
                                                    --------        --------
                                                      1,524          25,309
     Less: current maturities                         1,524          22,351
                                                    --------        --------
                                                   $   -            $ 2,958
                                                    =========       ========

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   4  -     LONG-TERM DEBT  (Continued):

         (b)    Capitalized Lease Obligations:

                In 1995, the Company entered into a capital lease for furniture and fixtures which expires in June 1998. The assets and liability under this capital lease are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The assets are depreciated over their estimated useful lives. Depreciation of assets under capital leases for the year ended December 31, 1995 aggregated $1,315. Depreciation of assets under capital leases for the nine month periods ended September 30, 1996 and 1995 aggregated $1,972 and $986, respectively.

                Minimum future lease payments under capital leases as of December 31, 1995 are as follows:

                         1996                                 $3,323
                         1997                                  3,323
                         1998                                  1,384
                                                               -----

                         Total minimum lease payments          8,030
                         Less: amount representing interest    1,397
                                                               -----
                                                              $6,633

NOTE   5  -     CAPITAL STOCK AND EQUIVALENTS:

                In October 1996, simultaneously with its reincorporation in the State of Delaware, (see Note 1) the Company increased its authorized capital to 20,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. The Company also effected a stock split of its issued and outstanding common stock on a 325 for 1 basis, resulting in 1,157,000 shares. This stock split has been reflected retroactively in the accompanying financial statements and accordingly, all references to the number of common shares issued and outstanding have been restated. No preferred shares are issued and outstanding.

                During 1994 the Company repurchased 578,500 shares of its common stock from certain shareholders at an aggregate cost of $38,500. These shares are reflected as shares held in treasury for 1995 and as being canceled in 1996.

                During 1995 the Company repurchased an additional 107,250 shares of its common stock from certain shareholders at an aggregate cost of $33,000. These shares are also reflected as treasury stock for 1995 and as being canceled in 1996.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE   5  -     CAPITAL STOCK AND EQUIVALENTS  (Continued):

                In August 1996, the Company sold 505,375 shares of its common stock at a price of $.30 per share, for aggregate proceeds of $151,612. The Company also issued 75,075 shares of its common stock in lieu of payment of legal and consulting fees aggregating $22,523, in connection with a contemplated IPO (see
                Note 10). Since payment for these shares was being held in escrow pending the consummation of a debt offering (see Note 9) the proceeds therefrom are being reflected as stock subscriptions receivable.

                The Company had also granted, to certain former shareholders, options to purchase an aggregate of 50,700 shares of common stock (post-split) at an aggregate exercise price of $156. As of September 30, 1996, none of these options had been exercised. In October 1996, subsequent to the balance sheet date and following the successful completion of a debt offering (see Note 9), the Company entered into agreements with the former shareholders, canceling these options in consideration of payment of $.30 for each underlying share and the issuance of warrants to purchase an aggregate of 31,200 shares of stock at an exercise price of $5.00 per share.

                The Company also re-purchased, subsequent to the balance sheet date, 65,000 shares held by these minority shareholders at a per share price of $.30.

                In addition, in October 1996, subsequent to the balance sheet date, the Company established a Stock Option Plan under which options (including non-statutory options) to purchase up to 2,000,000 shares may be granted to eligible persons. The Company has since granted options to purchase an aggregate of 501,450 shares of common stock at prices ranging from $.30 to $5.00 per share, aggregating $233,735. To date, none of these options have been exercised. (See also Note 2g regarding earnings per share).


NOTE   6  -     ECONOMIC DEPENDENCY:

                To date, the Company's revenues have been materially dependent on a limited number of customers. The nature of the Company's business (see Note 1) is such that during any individual accounting period it will license its software products to a limited amount of significant customers. In addition, revenues from the Company's products are primarily from the public safety and law enforcement markets.

                Also, the Company currently relies on a limited number of (two or three) software licensors of its main computer operating system. The Company cannot assure that if any of these licenses are terminated, it will be able to replace those licenses on a timely basis.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)



NOTE   7  -     INCOME TAXES:

                The income tax expense (benefit) is comprised of the following:


                   For the Nine Months Ended             For the Year Ended
                       September 30,                        December 31,
                   -------------------------          -------------------------
                       1996         1995                1995              1994
                   ---------      ----------          ---------          ------

   CURRENT:
     Federal       $ (9,000)       $30,565            $39,050           $24,680
     State           (1,277)        12,764             17,095            14,155
   DEFERRED:
     Federal          -             (1,165)            (3,000)           (1,165)
     State            -               (585)            (1,450)             (585)
                    --------       --------           --------         ---------
                   $(10,277)       $41,579            $51,695           $37,085
                    ========       ========           ========         =========

               The component of the Company's deferred tax asset, pursuant to SFAS 109, is as follows:

                                            September 30,          December 31,
                                                1996                   1995
                                            -------------          ------------
   Allowance for doubtful accounts            $6,200                  $6,200
                                              ======                  ======



                The  Company,   after   considering  its  previous   pattern  of
                profitability, believes that it is more likely than not that the deferred tax asset will be realized.

                The following is a reconciliation of the maximum statutory federal tax rate to the Company's effective tax rate:

                              For the Nine Months Ended       For the Year Ended
                                     September 30,                December 31,
                              --------------------------      ------------------
                               1996               1995        1995         1994
                              --------         ---------     ------       ------

   Federal statutory rate     (34.0%)              34.0%      34.0%       34.0%
   State income taxes          (2.0)                7.7        7.9         8.5
   Other                       11.8                (2.0)      (2.0)       (7.4)
                              ------               -----      -----       -----
                              (24.2%)              39.7%      39.7%       35.1%
                              =====                ====       =====       =====

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)



NOTE   8  -     COMMITMENTS:

        (a) The Company is obligated under a lease commitment for its executive office space which provides for a base annual rental of $16,000 plus a proportionate amount of real estate taxes and other operating costs. This lease is scheduled to expire in March 1997. In October 1996, subsequent to the balance sheet date, the Company signed a lease for new space at an annual rent of approximately $85,000 and will be relocating prior to the termination of its current lease.

                The Company also sublets to an unaffiliated third party, space which was previously utilized as its executive offices under a lease which expires in February 1998. As of September 30, 1996, the Company had a remaining accrued liability of $17,281 which represents the net cost to the Company in excess of rental income.

                Total net rent expense for operating leases, consisted of the following:

                          For the Nine Months Ended         For the Year Ended
                                 September 30,                 December 31,
                          -------------------------         ------------------
                             1996            1995          1995          1994
                          ----------       --------      -------       --------

 Minimum rentals           $31,877          $26,844      $39,544        $20,585
 Sublease rentals           (9,000)            -          (1,500)          -
                           -------          -------      -------        -------
 Total net rent expense    $22,877          $26,844      $38,044        $20,585
                           =======          =======      =======        =======

               At September 30, 1996, future minimum rentals (based upon the new space) and sublease income for the years ending December 31, are as follows:

                           Total             Sublease
                            Rent              Income            Net

  1996                   $  51,376            $18,000        $ 33,376
  1997                      95,428             18,000          77,428
  1998                      87,616              3,000          84,616
  1999                      87,975               -             87,975
  2000                      93,075               -             93,075
  Thereafter                72,675               -             72,675
                          --------            -------         --------
  Total                   $488,145            $39,000         $449,145
                          ========            =======         ========

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)



NOTE   8  -     COMMITMENTS  (Continued):

        (b) The Company also leases certain types of equipment under operating leases which expire at various dates through 1999. Lease payments, which are charged to operations, aggregate approximately $1,100 per month.

        (c) The Company is also committed to provide post contract customer support, to two of its customers through a third-party provider. The agreement with the third party provides for monthly payments of $483 and expires in July 1997.


        (d) Effective October 1, 1996, the Company entered into a consulting agreement with the Chairman of its Board of Directors, which agreement terminates upon the earlier of (a) the closing date of the contemplated IPO (see Note 10) or (b) December 15, 1997. The Company has also executed an employment agreement with this consultant, whereby he will serve as chief executive officer of the Company, which becomes effective upon the closing date of the contemplated IPO, to continue until September 30, 1999. Both of these agreements provide for annual compensation of $250,000 and a signing bonus based on a fixed formula.

                Effective October 1, 1996, the Company entered into a three year employment agreement with its President and Chief Operating Officer. This agreement provides for annual compensation of $125,000 and a signing bonus of $15,000.

                The agreements with both of these officers provide for continuing automatic one year extensions, increases as determined by the Board of Directors; annual bonuses based on sales and pretax income and include provisions for termination and covenants not to compete. In addition, the agreements provide for common stock option grants based upon levels of Company earnings.


NOTE  9 -       SUBSEQUENT EVENTS:

        (a)     Debt Offering:

                In October 1996, subsequent to the balance sheet date, the Company successfully completed the sale of 77 units, each unit consisting of a $10,000 principal amount 12% promissory note ("bridge note") and a redeemable stock purchase warrant to acquire 5,600 shares of the Company' common stock for aggregate gross proceeds of $770,000. The warrants are exercisable at a price of $.50 per share only upon the successful completion of an Initial Public Offering ("IPO"), (see Note 10), of the Company's common stock.

                Each of the bridge notes is due and payable upon the closing of the IPO. In the event such closing occurs on or before September 15, 1997, no interest will be payable on these notes.

                                Compu-DAWN, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (Information as of and for the Periods Ended
                    September 30, 1996 and 1995 is unaudited)


NOTE  9 -       SUBSEQUENT EVENTS:

        (a)     Debt Offering (continued):

                Deferred financing costs, which represent costs incurred in connection with this offering, will be charged to operations as additional interest expense over the term of the bridge notes.

                Concurrently with the closing of this offering, the Company entered into a consulting agreement with one of its founding shareholders which provided for a one-time payment at closing of $25,290.

        (b)     Loan Receivable - Officer:

                In October 1996, the Company made a loan of $70,000 to an officer for the purpose of such officer's participation in a debt offering (see (a) above). Such loan is evidenced by a promissory note requiring 120 equal monthly payments, at an annual interest rate of 8% and is secured by shares of common stock owned by the individual with a value equal to 120% of the outstanding balance.

        (c)     See also Notes 5 and 8 for other subsequent events.


NOTE 10  -      PROPOSED INITIAL PUBLIC OFFERING:

                The Company is preparing to undertake an initial public offering ("IPO") of 1,000,000 shares of its common stock at a price of $5.00 per share, or an aggregate of approximately $3,875,000 of net proceeds. The net proceeds from this offering will be used to repay the promissory notes from the private offering (see
                Note 9), build a staff of regional sales managers to cover the United States and for marketing, product development, etc.

                The proposed offering also covers the resale of an aggregate of 431,200 shares of common stock underlying the warrants issued in connection with the debt offering and an aggregate of 250,250 shares currently held by certain shareholders. The Company will not receive any of the proceeds from the resale of these shares.

     No dealer, salesman or other person has
been authorized to give any information or to
make any representations not contained in this
Prospectus and, if given or made, such
information or representations must not be
relied upon as having been authorized by the
Company or the Underwriter.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances create
any implication that there has been no change
in the affairs of the Company since the date
hereof.  This Prospectus does not constitute an
offer of any securities other than the securities
to which it relates or an offer to any person in
any jurisdiction in which such an offer would
be unlawful.
                                   -----------
                                TABLE OF CONTENTS
                                                Page
Prospectus Summary................................
Risk Factors......................................
Use of Proceeds...................................
Dilution..........................................
Capitalization....................................
Dividend Policy...................................
Bridge Financing..................................
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations.....................................
Business..........................................
Management........................................
Principal and Selling Stockholders................
Certain Relationships and Related Transactions....
Description of Securities.........................
Underwriting......................................
Legal Matters.....................................
Experts...........................................
Additional Information............................
Financial Statements..............................

                                  -------------
     Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                            1,000,000 Shares of Common Stock








                                                    COMPU-DAWN, INC.













                                                       PROSPECTUS













                                                   EUROPEAN COMMUNITY
                                                      CAPITAL LTD.










                                                              , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law. The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In connection with the Offering, the Underwriter has agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the Prospectus, or any such amendment or supplement thereto.


INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE

COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

    SEC Registration Fee                                $   3,034.60
    NASD Filing Fee                                         2,000.00
    Blue Sky Fees and Expenses                             25,000.00
    Registrant's Counsel Fees and Expenses                125,000.00
    Accountant's Fees and Expenses                         75,000.00
    Underwriter's Non-Accountable Expense Allowance       150,000.00
    Underwriter's Consulting Fee                          108,000.00
    Printing and Engraving Expenses                        50,000.00
    NASDAQ Listing Fees                                    10,000.00
    Blue Sky Counsel Fees                                  25,000.00
    Transfer Agent and Registrar's Fees and Expenses       15,000.00
    Miscellaneous Expenses                                 36,965.40
                                                          ----------
    Estimated Total                                      $625,000.00

Item 26.          Recent Sales of Unregistered Securities.

         The Company sold the following Common Shares during the past three years. The number of Common Shares referred to herein gives effect to a 325 for 1 stock split effectuated on October 18, 1996 in connection with the Company's reincorporation in the State of Delaware.

         In October 1996, the Company borrowed $770,000 from the following bridge lenders (the "Bridge Lenders") in a Bridge Financing transaction. In exchange for making the loan, the Company issued Bridge Warrants to the Bridge Lenders for the purchase of an aggregate of 431,200 Common Shares at a price of $0.50 per share.

                                         Number of
                                      Common Shares
  Name                              Underlying Warrants
  ----                              -------------------


Dong W. Lew                               39,200
Mark Honigsfeld                           33,600
Robert H. Solomon                         25,200
Murray Gross                              28,000
Harvey Bibicoff                           70,000
Apollo Equities                           56,000
James Favia                               42,000
Sydney Gluck                              22,400
Steven Wallitt                            16,800
John Eckhoff                              14,000
Kenneth Moschetto                         14,000
Lawrence Levine                           11,200
Maretza Jimenez
  Campos                                  11,200
Lori Siegal                               11,200
Horizon Acquisitions                       8,400
Stuart Copperman                           5,600
Teddy Selinger                             5,600
John P. Hefferon                           5,600
Scott Cohen                                2,800
Peter Guardino                             2,800
James Portnof                              2,800
Windsor L. P.                              2,800
                                       ---------

         Total                           431,200


         In August 1996, the Company sold an aggregate of 497,875 Common Shares at a price of $.30 per share to the following persons for the following consideration:

                      Number of               Aggregate
Name                  Common Shares         Consideration
----                  -------------         -------------
Murray Gross            75,075              $22,522.50(1)
Robert LoRusso         100,100                 30,030.00(2)
Mark Honigsfeld
 Living Trust          330,200                 99,060.00(2)
                       -------                 ---------
Total                  505,375                $151,612.50
                       =======                 ==========

(1) Consideration $15,000 paid in cash. Additionally, the Company issued 25,075 Common Shares in payment of consulting fees of $7,572.50 in connection with the Company's marketing activities.

(2) Consideration paid in cash.

         Additionally, in August 1996, the Company issued an aggregate of 75,075 Common Shares to Robert H. Solomon in payment of legal and consulting fees of $22,522.50.

         All the foregoing transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2) thereof. Except as otherwise indicated below, sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Act.

         The Underwriter of this Offering acted as placement agent for the Company in connection with the Bridge Financing transaction on a "best efforts, all or none" basis. The Underwriter received a placement fee of 10% of the gross proceeds of the Bridge Financing transaction, or $77,000, and a non-accountable expense allowance of 3% of the gross proceeds of the Bridge Financing transaction or $23,100. Additionally, the Underwriter is entitled to a warrant solicitation fee of 10% of the exercise price of the Bridge Warrants. The Company also paid the fees and disbursements of the Underwriter's counsel in connection with representing the Underwriter in its capacity of placement agent in the Bridge Financing transaction.

Item 27.          Exhibits.

Exhibit
Number     Title of Exhibit

  1.1 Form of Underwriting Agreement by and between the Company and the Underwriter.*

  1.2 Form of Financial Consulting Agreement between the Underwriter and the Company.*

  2.1 Agreement of Merger between the Company and Coastal Computer Systems, Inc., a New York corporation.

  3.1      Articles of Incorporation of the Company.

  3.2      By-Laws of the Company.

  4.1      Specimen Common Share Certificate.*

  4.2      Form of Underwriter's Common Share Purchase Warrant.*

  5.1      Opinion of Certilman Balin Adler & Hyman, LLP, counsel for the
           Company.*

 10.1 Employment Agreement dated as of October 1, 1996 between the Company and Dong W. Lew.


 10.2      Employment Agreement dated ________ between the Company and Mark
            Honigsfeld. *

10.3 $70,000 Promissory Note dated October 30, 1996 from Dong W. Lew to the Company.

10.4       Form of Warrant between the Company and each of the Bridge Lenders.*

10.5       1996 Stock Option Plan.*

10.6       Lease dated October 1, 1996 between Summit Equities Corp. and the
           Company.

23.1       Consent of Lazar, Levine & Company LLP, independent auditors.

23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5.1 hereto).*

27.1       Financial Data Schedule.

----------------------------

         *To be filed by amendment.

Item 28. Undertakings.

(a)      Rule 415 Offering.

         The undersigned Company will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i)     include any prospectus required by section 10(a)(3) of the Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

         (iii) include any additional or changed material information on the plan of distribution.

(2) for determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)      Equity Offerings of Nonreporting Small Business Issuers.

         The undersigned Company will provide to the Underwriter, at the closing specified in the underwriting agreement, Common Share certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


(c)      Indemnification.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 24 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)      Rule 430A.

         The undersigned Company will:

(1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Act, as part of this Registration Statement as of the time the Commission declared it effective;

(2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the County of Nassau, State of New York, on December 23, 1996.


                                                COMPU-DAWN, INC.

                                                By: /s/ Mark Hongisfeld
                                                -----------------------
                                                Mark Honigsfeld,
                                                Chairman of the Board

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Mark Honigsfeld and Dong W. Lew, and each of them, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each of his substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

   Signature             Title                                 Date


                      Chairman of the Board, Principal      December 23, 1996
                      Executive Officer, Principal
                      Accounting Officer, Secretary
/s/Mark Honigsfeld    and Director
------------------
Mark Honigsfeld

                      President, Chief Operating            December 23, 1996
                      Officer, Treasurer and
/s/Dong W. Lew        Director
--------------
Dong W. Lew

                      Vice President, Assistant             December 23, 1996
/s/Doris H. Abruzzo   Secretary and Director
-------------------
Doris H. Abruzzo